Exhibit 10.37

Execution Version

ASSET PURCHASE AGREEMENT
among
CARDLYTICS, INC.,
PAR TECHNOLOGY CORPORATION
and
DB SUB, LLC,
dated as of
January 23, 2026

Exhibit 10.37

Page
ARTICLE I DEFINITIONS    1
ARTICLE II PURCHASE AND SALE    13
Section 2.01    Purchase and Sale of the Purchased Assets    13
Section 2.02    Excluded Assets    15
Section 2.03    Assumed Liabilities    16
Section 2.04    Excluded Liabilities    16
Section 2.05    Purchase Price    17
Section 2.06    Payment of Consideration    18
Section 2.07    Allocation of Purchase Price    18
Section 2.08    Withholding    18
Section 2.09    Non-Assignable Assets    18
Section 2.10    Purchase Price Adjustment    19
ARTICLE III CLOSING    20
Section 3.01    Closing    20
Section 3.02    Closing Deliverables    20
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER    22
Section 4.01    Organization and Qualification of Seller    22
Section 4.02    Authority of Seller    22
Section 4.03    No Conflicts; Consents    23
Section 4.04    Financial Statements    23
Section 4.05    Absence of Certain Changes, Events and Conditions    24
Section 4.06    Material Contracts    24
Section 4.07    Related Party Interests and Transactions    26
Section 4.08    Title to Purchased Assets    27
Section 4.09    Sufficiency of Assets    27
Section 4.10    Real Property    27
Section 4.11    Intellectual Property    28
Section 4.12    Privacy; Information Security    31
Section 4.13    Legal Proceedings; Governmental Orders    32
Section 4.14    Compliance with Laws; Permits    32

Exhibit 10.37

(continued)
Page
Section 4.15    Environmental Matters    33
Section 4.16    Employee Benefit Matters    33
Section 4.17    Employment Matters    34
Section 4.18    Taxes    35
Section 4.19    Brokers    36
Section 4.20    Customers and Suppliers    36
Section 4.21    No Unlawful Payments; FCPA    36
Section 4.22    Compliance with Money Laundering Laws    37
Section 4.23    No Conflicts with Sanctions Laws    37
Section 4.24    Accredited Investor Status    37
Section 4.25    Acquisition of Parent Stock    37
Section 4.26    Exclusivity of Representations and Warranties    38
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER    38
Section 5.01    Organization of Buyer    38
Section 5.02    Authority of Buyer    38
Section 5.03    No Conflicts; Consents    39
Section 5.04    Brokers    39
Section 5.05    Sufficiency of Funds    39
Section 5.06    Solvency    39
Section 5.07    Legal Proceedings    39
Section 5.08    Independent Investigation    40
ARTICLE VI COVENANTS    41
Section 6.01    Conduct of Business Prior to the Closing    41
Section 6.02    Access to Information    42
Section 6.03    Employees and Employee Benefits    43
Section 6.04    Consents    44
Section 6.05    Confidentiality    45
Section 6.06    Books and Records    45
Section 6.07    Public Announcements    46
Section 6.08    Transfer Taxes    46

Exhibit 10.37

(continued)
Page
Section 6.09    Apportionment of Taxes    46
Section 6.10    Further Assurances    47
Section 6.11    Comingled Contracts    48
Section 6.12    Insurance    49
Section 6.13    Non-Competition; Non-Solicitation    49
Section 6.14    Apportionment of Revenue; Accounts Receivable    51
Section 6.15    Seller Waiver and Release    52
Section 6.16    Release of Encumbrances    52
Section 6.17    Notification of Certain Events    52
Section 6.18    Financial Statements    53
ARTICLE VII AGREEMENTS PERTAINING TO THE PARENT STOCK    53
Section 7.01    Restrictions on Parent Stock    53
Section 7.02    Shelf Registration    53
Section 7.03    Information Requirements    54
ARTICLE VIII CONDITIONS TO CLOSING    55
Section 8.01    Conditions to Obligations of All Parties    55
Section 8.02    Conditions to Obligations of Buyer    55
Section 8.03    Conditions to Obligations of Seller    56
ARTICLE IX TERMINATION    57
Section 9.01    Termination    57
Section 9.02    Effect of Termination    58
ARTICLE X MISCELLANEOUS    58
Section 10.01    Survival    58
Section 10.02    Expenses    58
Section 10.03    Notices    59
Section 10.04    Interpretation    59
Section 10.05    Headings    60
Section 10.06    Severability    60
Section 10.07    Entire Agreement    60
Section 10.08    Successors and Assigns    60

Exhibit 10.37

(continued)
Page
Section 10.09    No Third-Party Beneficiaries    60
Section 10.10    Amendment and Modification; Waiver    60
Section 10.11    Governing Law; Submission to Jurisdiction; Waiver of
Jury Trial    61
Section 10.12    Specific Performance    61
Section 10.13    Time of Essence    62
Section 10.14    Disclosure Schedule    62
Section 10.15    Counterparts    62
Section 10.16    Non-recourse    62
Section 10.17    No Other Representations; Non-Reliance of Seller    62
Section 10.18    No Other Representations; Non-Reliance of Buyer and
Parent    63
Section 10.19    Waiver of Conflicts Regarding Representation;
Nonassertion of Attorney-Client Privilege    63

Exhibit 10.37

CONFIDENTIAL

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of January 23, 2026, is entered into among Cardlytics, Inc., a Delaware corporation (“Seller”), PAR Technology Corporation, a Delaware corporation (“Parent”) and DB Sub, LLC, a Delaware limited liability company and an indirectly wholly owned subsidiary of Parent (“Buyer”).
RECITALS
WHEREAS, Seller is engaged through its Bridg platform in the business of utilizing point-of-sale data, including product-level purchase data, to enable marketers to perform analytics, targeted loyalty marketing and measure the impact of their marketing, but excluding, in each case, the products set forth on Schedule I and Seller’s general corporate and administrative departments and other support functions (as presently and historically conducted by Seller, the “Business”) and Seller is also engaged in other lines of business; and
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase from Seller, the Purchased Assets, and Seller desires to transfer, and Buyer wishes to assume, the Assumed Liabilities, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or any of its Affiliates arising from the business of Seller or its Affiliates prior to the Closing Date.
“Acquiring Parties” has the meaning provided in Section 6.13(b).
“Action” means any case, claim, complaint, action, suit, arbitration, litigation, mediation, arbitration, grievance, inquiry, investigation or Proceeding.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.

Exhibit 10.37

“Allocation Schedule” has the meaning set forth in Section 2.07.
“Assigned Contracts” has the meaning set forth in Section 2.01(a).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(i). “Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(ii). “Assumed Liabilities” has the meaning set forth in Section 2.03.
“Available Insurance Policies” means any insurance policies which provide coverage in relation to the Business by Seller and its Affiliates prior to the Closing.

“Balance Sheet” has the meaning set forth in Section 4.04. “Balance Sheet Date” has the meaning set forth in Section 4.04. “Benefit Plan” has the meaning set forth in Section 4.16(a). “Books and Records” has the meaning set forth in Section 2.01(i). “Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required by Law to be closed for business.
“Business Employees” means those Persons employed by Seller who work for the Business as employees immediately prior to the Closing and are identified on Section 4.17(a) of the Disclosure Schedules.
“Business IT Systems” has the meaning set forth in Section 4.11(k).
“Business Permits” has the meaning set forth in Section 4.14(b).
“Business Revenue” means, in respect of any period, billings, revenues, receivables and other indebtedness attributable to any third party arising from the operation of the Business.
“Business Software” means all proprietary Software that is included in the Intellectual Property Assets, including (a) Software currently under development by or for Seller and (b) Software that is embedded and/or integrated into any product or service that is marketed, distributed, licensed or sold by Seller in the conduct of the Business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Benefit Plans” has the meaning set forth in Section 6.03(c).
“Buyer Business Revenue” means Business Revenue to the extent arising in the period on or after the Closing Date.

Exhibit 10.37

“Buyer Closing Certificate” has the meaning set forth in Section 8.03(c).
“Buyer Fundamental Representations” has the meaning set forth in Section 8.03(a).
“Claims-Based Policies” has the meaning set forth in Section 6.12(a).
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.
“Closing Month” has the meaning provided in Section 6.14(a).
“Closing Stock Consideration” means a number of shares of Parent Stock, rounded down to the nearest whole share, equal to the quotient obtained by dividing (i) the Purchase Price by (ii) the Parent Stock Price.
“Code” means the Internal Revenue Code of 1986, as amended.
“Comingled Contracts” means the Contracts which, as of immediately prior to the Closing,
(i) involve both the Business and businesses of Seller and its Affiliates that are not the Business, and (ii) do not constitute Purchased Assets.
“Competing Businesses” has the meaning set forth in Section 6.13(a)(i).
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 9, 2025, between Buyer and Seller.
“Contracts” means any contracts, arrangements, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, understandings, and other agreements, whether written or oral, express or implied.
“Current Representation” has the meaning set forth in Section 10.19(a).

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Exhibit 10.37

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“Data Room” means the electronic documentation site established by Ideals Virtual Data Room on behalf of Seller.
“Deferred Revenue” means any amounts received by Seller prior to the Closing pursuant to the Assigned Contracts in respect of goods or services to be delivered or performed after the Closing, including customer prepayments, deposits, or advance billings.
“Deferred Revenue Adjustment” means the amount by which Deferred Revenue as of immediately prior to the Closing exceeds $100,000; provided, however, that in the event that the Deferred Revenue is equal to or less than $100,000, the Deferred Revenue Adjustment shall be $0.
“Deferred Revenue Schedule” has the meaning set forth in Section 2.10(b).
“Designated Person” has the meaning set forth in Section 10.19(a).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.
“Dollars” or “$” mean the lawful currency of the United States.
“Encumbrance” means any lien (statutory or otherwise), pledge, mortgage, deed of trust, security interest, charge, claim, equitable interest, option, easement, encroachment, right of first refusal, license, covenant not to sue or other restriction of any kind, including any restriction on use, transfer or assignment. Encumbrances do not include non-exclusive licenses of Intellectual Property granted in the ordinary course of business.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C.
§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. § 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29
U.S.C. § 651 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and

Exhibit 10.37

the rules and regulations promulgated thereunder.
“Estimated Deferred Revenue Adjustment” means Seller’s good faith estimate of Deferred
Revenue Adjustment as of immediately prior to the Closing.
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Excluded Taxes” means any (i) Taxes of or with respect to Seller or any of its Affiliates (including predecessors of each of the foregoing) for any taxable period, (ii) Taxes of or with respect to the Purchased Assets, the Assumed Liabilities, or the Business for any Pre-Closing Tax Period (or attributable to any action, election, event or transaction in any Pre-Closing Tax Period),
(iii) Taxes imposed on or with respect to the Excluded Assets or the Excluded Liabilities for any taxable period, and (iv) liability of Buyer or any of its Affiliates for (x) any Taxes described in any of clauses (i)-(iii) by reason of joint, several, transferee or successor liability (including under Treasury Regulations Section 1.1502‑6 (or any similar provision of state, local or non-U.S. Law)), or by operation of Law, (y) any Taxes of any other Person pursuant to any Contract entered into by Seller or any of its Affiliates before the Closing (other than Contracts entered into in the ordinary course of business that do not primarily relate to, and under which there is not a material liability for, Taxes), or (z) any Transfer Taxes. For purposes of this Agreement, in the case of any Straddle Period, Taxes shall be allocated to the Pre-Closing Tax Period in the manner set forth in Section 6.09.
“Final Allocation” has the meaning set forth in Section 2.07.
“Final Deferred Revenue Adjustment” has the meaning set forth in Section 2.10(b).
“Financial Statements” has the meaning set forth in Section 4.04.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign, multinational, territorial government or political subdivision thereof, or any agency, bureau, board, panel, branch, commission or instrumentality of such government or political subdivision, or any administrative, self-regulated organization or other non-governmental regulatory or supervisory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, judicial body, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived

Exhibit 10.37

products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Independent Accounting Firm” has the meaning set forth in Section 2.07.
“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patent applications, utility models, patentable inventions and other patent rights (including any amendments, certificates of correction, counterparts, extensions, divisions, continuations, continuations-in-part, reissues, provisionals, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, logos and other indicia of origin or source, including all registrations and applications for registration for any of the foregoing, including all extensions, modifications and renewals thereof, and all goodwill related thereto; (c) copyrightable works of authorship, including but not limited to registered copyrights, copyright registrations and applications therefor, including all renewals, extensions, restorations and reversions thereof, and including all mask works and designs; (d) trade secrets, know-how and other proprietary or confidential information, including inventions, ideas, algorithms, formulas, processes, procedures, methods, technical information, databases, and business information, in each case that derive independent economic value from not being generally known by the public and not being readily ascertainable by other Persons, and all claims and rights related to any of the foregoing (collectively, “Know-How”); (e) rights in Software;
(f) domain names, Internet addresses, social media accounts and identifiers, uniform resource locators (URLs) and other computer identifiers (collectively, “Internet Names”); and (g) all other intellectual property and intellectual property rights of any kind or nature.
“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons have assigned or are currently granting Seller, or Seller has assigned or is currently granting any other Persons, any licenses, rights or interests in or to any Intellectual Property that is used by Seller primarily in the conduct of the Business.
“Intellectual Property Assets” has the meaning set forth in Section 2.01(b).
“Intellectual Property Assignment Agreement” has the meaning set forth in Section 3.02(a)(iii).
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain name registrations, registered copyrights, issued patents and pending applications for any of the foregoing.
“Investor Questionnaire” has the meaning set forth in Section 3.02(a)(xiii).
“IT Systems” means computer hardware, servers, networks, platforms, firmware, applications, databases, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes and internet websites and related content.
“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge

Exhibit 10.37

qualification means the knowledge of those Persons listed on Annex A of the Disclosure Schedules assuming due inquiry, including inquiry or investigation of his or her direct reports who would reasonably be expected to have knowledge of the subject matter in question.
“Law” means any statute, law, act, executive order, injunction, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.10(a).
“Leases” has the meaning set forth in Section 4.10(a).
“Liability” means any debt, guarantee, fine, penalty, charge, claim, demand, obligation, loss, damage, cost, expense, commitment, duty, liability or obligation of any nature, in each case, whether direct or indirect, fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and regardless of whether or not the same would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether the same is immediately due and payable.
“Lookback Date” means January 1, 2022.
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“Material Adverse Effect” means any effect, event, occurrence, fact, condition, circumstance, development or change that is, or would reasonably be expected to (a) be materially adverse to the Business, results of operations, financial condition of the Business or Purchased Assets, taken as a whole, or (b) materially impair the ability of Seller to consummate, or prevent or materially delay, the transactions contemplated by this Agreement and the Transaction Documents; provided, however, that in the case of clause (a) only, “Material Adverse Effect” shall

Exhibit 10.37

not include (nor shall any of the following be taken into account in determining whether there has been a “Material Adverse Effect”) any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates;
(iv) acts of war (whether or not declared), cyberattacks, cyberterrorism, military actions, hostilities or terrorism (including any escalation or worsening thereof), pandemic or epidemic; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, in each case, first proposed after the date of this Agreement; (vi) any natural or man-made disaster or acts of God; or (vii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); provided, further, that with respect to the provisions of clauses (i), (ii), (iii), (iv),
(v) and (vi), to the extent that such event, occurrence, fact, condition or change disproportionately affects the Business as compared to other businesses or participants in the industry in which the Business operates, the provisions of clauses (i), (ii), (iii), (iv), (v) and (vi) shall not apply, but only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect.
“Material Contracts” has the meaning set forth in Section 4.06(a). “Material Customer” has the meaning set forth in Section 4.20. “Material Supplier” has the meaning set forth in Section 4.20. “Money Laundering Laws” has the meaning set forth in Section 4.22.
“Net Adjustment Amount” has the meaning set forth in Section 2.10(c).
“Non-Assignable Assets” has the meaning set forth in Section 2.09.
“Open Source Software” means any Software that is licensed or distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).
“Outside Date” has the meaning set forth in Section 9.01(b)(i).
“Parent Stock” means shares of Parent’s common stock, par value $0.02 per share. “Parent Stock Price” means the volume weighted average price of a share of Parent Stock on the New York Stock Exchange, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session hours, for the 15

Exhibit 10.37

consecutive trading days ending on the trading day immediately prior to (and excluding) the Closing Date as reported by Bloomberg, L.P.
“Permits” means all permits, licenses, franchises, certificates, registrations, approvals, exemptions, clearances, authorizations, consents or similar authorization obtained from any Governmental Authority.
“Permitted Encumbrances” means (a) liens for Taxes not yet delinquent or the amount and validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP;
(b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings or for which appropriate reserves have been established; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property that are publicly recorded and that do not materially interfere with the present use of the Purchased Assets and (d) any Encumbrance set forth on Schedule 1.1.
“Permitted Insurance Claims” has the meaning set forth in Section 6.12(a).
“Person” means a natural person, corporation, partnership, joint venture, limited liability company, limited partnership, limited liability partnership, business enterprise, Governmental Authority, unincorporated organization, trust, association or other entity.
“Personal Data” means all information in any form or media (a) that identifies, describes, is linked to, is reasonably capable of being associated with, could reasonably be linked to, directly or indirectly, could be used to identify or is otherwise related to an individual person or household or (b) that constitutes “personal data,” “personal information” or “personally identifiable information” or any functional equivalent of these terms relevant under applicable Laws or as defined by Seller or any of its Affiliates in any of their relevant written privacy policies, notices or Contracts. All references to “Personal Data” under this Agreement shall refer only to Personal Data Processed by, at the direction of, or on behalf of, Seller in connection with the Business.
“Post-Closing Representation” has the meaning set forth in Section 10.19(a).
“Post-Closing Tax Period” has the meaning set forth in Section 6.09.
“Pre-Closing Occurrences” has the meaning set forth in Section 6.12(a).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on (and including) the Closing Date.
“Pre-Existing Competing Business” has the meaning provided in Section 6.13(b). “Preliminary Deferred Revenue Statement” has the meaning in Section 2.10(a). “Privacy Laws” means all applicable Laws, legal requirements and legally binding guidelines and standards (including, to the extent applicable, the Payment Card Industry Data

Exhibit 10.37

Security Standard) governing data protection, data privacy, data security, data localization, cross-border data transfers, data breach notification, Personal Data in connection with sending solicited or unsolicited electronic mail or text messages, Personal Data Processed in connection with cookies or other tracking technology, Personal Data Processed in connection with artificial intelligence or automated decision-making technology or the Processing of Personal Data, including any applicable Laws relating to breach notification, consumer protection, wiretapping, the use of biometric identifiers or the use of Personal Data for marketing purposes, each as applicable to Seller or any of its Affiliates (in connection with the Business).
“Privacy Policy” or “Privacy Policies” means Seller’s published, public-facing “privacy policy,” “privacy notice,” “privacy statement,” or similarly titled document that governs the privacy or Processing of Personal Data.
“Privacy Requirements” has the meaning set forth in Section 4.12(a).
“Proceeding” means any action, suit, litigation, arbitration, proceeding, prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.
“Process”, “Processing” or “Processed” means any operation or set of operations performed, whether by manual or automated means, on Personal Data or on sets of Personal Data, including the use, collection, sale, analysis, deletion, processing, storage, recording, adaption, alteration, transfer, disclosure, or dissemination of Personal Data.
“Prospectus” has the meaning set forth in Section 7.02.
“Purchase Price” means the lesser of: (a) (i) $27,500,000 plus (ii) XXXXXXXXXXXXXX (iii) the Estimated Deferred Revenue Adjustment, and (b) $30,000,000.
“Purchased Assets” has the meaning set forth in Section 2.01. “Qualified Benefit Plan” has the meaning set forth in Section 4.16(b). “Real Property” means the Leased Real Property.
“Recurring Revenue” means the Business Revenue that is recurring in nature, calculated by annualizing the monthly recurring Business Revenue as of the applicable measurement date, including but not limited to recurring subscription, maintenance and service fees for software-as-a-service solutions and related software support, managed platform development services, professional services and recurring transaction-based payment processing services, in each case to the extent constituting Business Revenue. Recurring Revenue excludes one-time, non-recurring Business Revenue, including implementation, onboarding, hardware sales, or other non-subscription revenues; provided however, that, for purposes of calculating Specified Customers Annualized Revenue, Recurring Revenue attributable to XXXXXXXXX shall be calculated in accordance with the methodology set forth in the definition of “Specified Customers Annualized Revenue.” For the avoidance of doubt, Recurring Revenue is a run-rate metric based on recurring Business Revenue in effect as of the measurement date and does not depend on revenue recognized

Exhibit 10.37

during any prior period.
“Registrable Securities” means the shares of Parent Stock issued in connection with the Closing pursuant to this Agreement as part of the Closing Stock Consideration; provided, however, that shares of Parent Stock shall cease to be Registrable Securities hereunder if and when (i) Seller ceases to hold such shares of Parent Stock, (ii) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act (“Rule 144”) or
(iii) such shares of Parent Stock shall be eligible to be transferred by Seller pursuant to Rule 144 (or any successor provision) under the Securities Act without any time or volume limitations and any restrictive legend has been removed from such securities.
“Registration Statement” has the meaning set forth in Section 7.02.
“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding equity or ownership interests of such specified Person.
“Replacement Contracts” has the meaning set forth in Section 6.11.
“Representative” means, with respect to any Person, any and all directors, officers, employees, principals, advisors, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Sanctioned Countries” has the meaning set forth in Section 4.23. “Sanctioned Persons” has the meaning set forth in Section 4.23. “Sanctions” has the meaning set forth in Section 4.23.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Incident” means any incident, including any security breach of intrusion, in which any Personal Data that is or was Processed by or at the direction of or on behalf of Seller was accessed, used, disclosed, acquired, exfiltrated, stolen, lost, altered, modified, corrupted, destroyed, or Processed unlawfully or without authorization.
“Seller” has the meaning set forth in the preamble.
“Seller Business Revenue” means Business Revenue to the extent arising in the period prior to the Closing Date.
“Seller Change in Control” has the meaning provided in Section 6.13(b).
“Seller Closing Certificate” has the meaning set forth in Section 8.02(f).

Exhibit 10.37

“Seller Fundamental Representations” has the meaning set forth in Section 8.02(a).
“Seller Releasing Party” has the meaning provided in Section 6.15(a).
“Software” means all types of computer software programs, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code versions thereof.
“Specified Customer” means those customers listed as “Specified Customers” on Schedule
II.
“Specified Customers Annualized Revenue” means the sum of (i) (A) the total Recurring
Revenue (excluding fees from overages) attributable to all Specified Customers (other than Academy, Ltd.) in the aggregate for the month immediately preceding the Closing Month multiplied by (B) twelve (12) plus (ii) (A) the total Recurring Revenue (excluding fees from overages) attributable to XXXXXXXXXXXXXXXXXXXX in the aggregate for the month immediately preceding the Closing Month divided by (B) the number of days in such month immediately preceding the Closing Month multiplied by (C) three hundred sixty-five (365).
“Specified Customers Target Annualized Revenue” means XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.
“Straddle Period” means any Tax period that begins on or before and ends after the Closing
Date.
“Tax Return” means any return, declaration, report, claim for refund, election, filing, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means (i) all taxes, levies, assessments, fees, fines, imposts, duties or governmental charges of any kind whatsoever, however denominated and whether or not disputed, together with any interest, penalty or addition to tax with respect thereto, including income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all alternative or add-on minimum, profits or excess profits, franchise, gross income, gross receipts, employment related (including employee withholding or employer payroll or FICA), real or personal property or ad valorem, sales or use, excise, stamp, any withholding or backup withholding, value added, severance, prohibited transaction, premiums and occupation; (ii) any liability for payment of amounts described in clause (i), whether as a result of joint, several, transferee or successor liability, of being a member of an affiliated, consolidated, combined, unitary or other group for any period, or by operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity, tax allocation agreement or any other similar analogous arrangement or agreement or any other express or implied agreement to indemnify any other Person.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Assignment and Assumption of Leases, the Intellectual Property Assignment Agreement, the Transition Services Agreement and the other agreements, instruments and

Exhibit 10.37

documents required to be delivered at the Closing.
“Transaction Expenses” means the aggregate amount of any and all costs, fees and expenses incurred by, or on behalf of, or paid or to be paid directly by, Seller or any Person that Seller pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the negotiation, preparation and execution of this Agreement or the Transaction Documents and the transactions contemplated hereby or thereby, including (i) all legal, accounting, consulting, advisory, financial, consulting fees and expenses in connection with the transactions contemplated hereby (including any process run by or on behalf of Seller in connection with such transactions);
(ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of Seller in connection with the transactions contemplated hereby; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby; (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; (v) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable in the future by Seller or due by Seller in connection with the transactions contemplated hereby, including any Taxes payable in connection therewith; and
(vi) the employer portion of any payroll or employment Taxes associated with any payments made pursuant to or otherwise contemplated by this Agreement incurred to the extent that the underlying obligation is borne by Seller hereunder.
“Transfer Taxes” has the meaning set forth in Section 6.08.
“Transferred Employee” has the meaning set forth in Section 6.03(a).
“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(iv).
ARTICLE II PURCHASE AND SALE
Section 2.01 Purchase and Sale of the Purchased Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under all assets, properties and rights of Seller, that are primarily related to, or primarily used in, the Business (collectively, the “Purchased Assets”), including:
(a)Contracts primarily related to, or primarily used in, the Business (collectively, the “Assigned Contracts”), including those set forth on Section 2.01(a) of the Disclosure Schedules;
(b)(x) all Intellectual Property that is owned, in whole or in part, by Seller and primarily related to, or primarily used in, the Business, including the Intellectual Property listed in the Disclosure Schedules, (y) copies and tangible embodiments thereof, and (z) all corresponding Intellectual Property rights worldwide, to the extent owned, in whole or in part, by Seller and primarily related to, or primarily used in, the Business, including without limitation all goodwill related thereto along with all income, royalties, damages and payments accrued, due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future

Exhibit 10.37

infringement, misappropriation or dilution thereof or other conflict therewith, the right to sue and recover for past, present or future infringement, misappropriation or dilution thereof or other conflict therewith) (collectively, “Intellectual Property Assets”);
(c)furniture, fixtures, equipment, supplies and other tangible personal property listed on Section 2.01(c) of the Disclosure Schedules;
(d)the leasehold interest in the Leased Real Property, and all buildings, structures, improvements and fixtures located on any Leased Real Property to the extent owned by Seller, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property (and including the security deposits associated with the Leased Real Property);
(e)Permits listed on Section 2.01(e) of the Disclosure Schedules but only to the extent such Permits may be transferred under applicable Law;
(f)prepaid expenses, credits, advance payments, rebates, security deposits, refunds, discounts, charges, sums, fees, Tax assets, attributes, and rights to Tax refunds (other than refunds or credits of Taxes of Seller or any of its Affiliates) to the extent related to any other Purchased Assets;
(g)Seller’s rights under warranties, representations, guarantees, indemnities and all similar rights against third parties to the extent related to any other Purchased Assets;
(h)the right to enforce the confidentiality or assignment provisions of any confidentiality, non-disclosure, proprietary information, proprietary rights, invention assignment or other similar Contracts to the extent primarily related to the Business;
(i)originals, or where not available, copies, of all books and records, primarily related to the Business or the Purchased Assets, including (A) books of account, ledgers and general, financial, accounting, and Tax records, (B) machinery and equipment maintenance files,
(C) customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, and sales, research and marketing materials (including surveys, promotional materials, and strategic plans), (D) production data, quality control records and procedures, customer complaints and inquiry files, (E) research and development files, records and data (including all correspondence with any Governmental Authority), and (F) internal financial statements; in each case, other than books and records set forth in Section 2.02(f), and all records and other information primarily related to Transferred Employees, Family and Medical Leave Act (or similar) records and Forms I-9 related to such Transferred Employee; provided, that such information shall not include any medical records, performance documentation or any information that is not permitted to be disclosed under applicable Law (“Books and Records”);
(j)all Business IT Systems used primarily by the Business;
to the extent primarily related to the Business, all claims, proceeds, and rights to proceeds under any Available Insurance Policies solely to the extent such claims relate to the period prior to the Closing; and

Exhibit 10.37

(k)all goodwill of the Business, including the goodwill associated with any of the Purchased Assets described in the foregoing clauses (a) through (k);
provided, for the avoidance of doubt and notwithstanding anything to the contrary (subject to Section 2.02), that the assets, properties and rights set forth in clauses (a) through (l) of this Section
2.01 shall not be deemed to constitute or otherwise limit the scope of the Purchased Assets.
Section 2.02 Excluded Assets. Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties other than the Purchased Assets (the “Excluded Assets”). Without limiting the foregoing, the term “Purchased Assets” shall expressly exclude the following assets of Seller, all of which shall constitute Excluded Assets:
(a)all cash and cash equivalents, bank accounts and securities of Seller;
(b)all Accounts Receivable;
(c)all Seller Business Revenue;
(d)all Contracts that are not Assigned Contracts (including as a result of the application of Section 2.09);
(e)all Intellectual Property other than the Intellectual Property Assets;
(f)the corporate seals, organizational documents, minute books, stock books, Tax Returns and related records and workpapers, books of account or other records having to do with the corporate organization of Seller, in each case only to the extent not primarily related to the Business, all internal records prepared in connection with the sale of the Business to Buyer, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees that are included as Books and Records above, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;
(g)subject to Section 6.12, all insurance policies of Seller;
(h)subject to Section 6.11, all Comingled Contracts;
(i)all Benefit Plans and trusts or other assets attributable thereto;
(j)any employee personnel files of any Business Employee who is not a Transferred Employee;
(k)all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;
the assets, properties and rights specifically set forth on Section 2.02(l) of the Disclosure Schedules;

Exhibit 10.37

(l)any equity interests or capital stock in Seller or any of its subsidiaries;
(m)(i) all attorney-client privilege and attorney work product protection of Seller or associated with the Business as a result of legal counsel representing Seller in connection with the transactions contemplated by this Agreement or any of the Transaction Documents, (ii) all documents subject to the attorney-client privilege or work product protection described in clause (i) of this paragraph, and (iii) all documents maintained by Seller in connection with the transactions contemplated by this Agreement or any of the Transaction Documents;
(n)the rights which accrue or will accrue to Seller under the Transaction
Documents;
(o)any Contract or arrangement relating to the Business between Seller (or any of its Affiliates) and any officer, director, employee, equityholder, or Affiliate of Seller, or any immediate family member of the foregoing; and
(p)all assets, properties and rights of Seller that are not primarily related to, or not primarily used in, the Business.
Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due all Liabilities arising under or relating to the Assigned Contracts, to the extent that such Liabilities (i) were incurred in the ordinary course of business of the Business prior to Closing and (ii) are required to be performed after the Closing, except to the extent that such Liabilities relate to (A) any payment obligations with respect to accounts payable or other expenses incurred or accrued as of or prior to the Closing or (B) any failure to perform, improper performance, warranty or other breach, default or violation by Seller or an Affiliate of Seller as of or prior to the Closing (collectively, the “Assumed Liabilities”).
Section 2.04 Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities or obligations of Seller (excluding the Assumed Liabilities), and Seller shall retain, and hereby agrees to pay, perform, discharge, and indemnify and hold harmless Buyer and its Affiliates from the following Liabilities and obligations (which in no event shall include the Assumed Liabilities) (collectively, the “Excluded Liabilities”):
(a)any Liabilities or obligations arising out of or relating to the ownership or operation of the Business or the Purchased Assets prior to the Closing;
(b)any Liabilities or obligations relating to or arising out of the Excluded
Assets;
(c)all trade accounts payable in connection with the Business that remain unpaid as of the Closing;
the Excluded Taxes and any liability or obligation arising from any Tax sharing, Tax allocation, Tax indemnity or similar or analogous agreements relating to the Purchased Assets or Assumed Liabilities to which Seller or any of its Affiliates is a party (other than an express or implied obligation to indemnify any other Person pursuant to an Assigned

Exhibit 10.37

Contract entered into in the ordinary course of business the primary purpose of which did not relate to and under which there is no material liability for Taxes);
(d)any Liabilities arising under bulk sales, bulk transfer, or similar Laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Purchased Assets to Buyer;
(e)except as specifically provided in Section 6.03 or Schedule 2.04(f), any Liabilities or obligations relating to or arising out of (i) the employment, or termination of employment, of any Business Employee prior to the Closing, (ii) Benefit Plans or (iii) workers’ compensation claims of any Business Employee which relate to events occurring prior to the Closing, including any Liabilities or obligations arising out of or relating to any XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
(f)any Liability for advancement or indemnification for any directors, officers or employees of Seller or any of its Affiliates related to conduct occurring at or prior to the Closing, whether arising under the organizational documents of Seller or any of its Affiliates, by Contract, under applicable Law or otherwise;
(g)all Liabilities agreed to be performed or assumed by Seller or its Affiliates pursuant to the terms of this Agreement or any of the Transaction Documents;
(h)any Liabilities and obligations set forth on Section 2.04(i) of the Disclosure
Schedules;
(i)any indebtedness for borrowed money or guarantees thereof of Seller and its Affiliates;
(j)any commission or bonus payable to any current or former employee
(including the Transferred Employees), officer, director, independent contractor or consultant of the Business, for any period relating to service with the Business at any time prior to the Closing;
(k)any liabilities or obligations in respect of accrued but unused vacation, paid time off, or similar paid leave of any Transferred Employee as of immediately prior to the Closing Date; and

Exhibit 10.37

be:
(l)all Transaction Expenses.
Section 2.05    Purchase Price. The aggregate consideration for the Purchased Assets shall

(a)the Closing Stock Consideration;
(b)plus, the assumption of the Assumed Liabilities.

Exhibit 10.37

Section 2.06 Payment of Consideration. As promptly as practicable after the Closing (but in any event on the Closing Date), Parent shall deliver, or shall cause to be delivered, to Seller book-entry shares representing the full amount of the Closing Stock Consideration.
Section 2.07 Allocation of Purchase Price. Within one hundred twenty (120) days after the Closing Date, Seller shall prepare and deliver to Buyer, for Buyer’s review and comment, a draft schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for U.S. federal income Tax purposes), together with reasonably available supporting materials, and Seller and Buyer shall agree on a final version of such allocation as soon as reasonably practicable after Seller delivers such draft to Buyer (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with the general principles of Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within sixty (60) days after receipt of the Allocation Schedule by Buyer. In the event of any such objection, Seller and Buyer shall use commercially reasonable efforts to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within sixty (60) days after the receipt of the Allocation Schedule by Buyer, Buyer and Seller shall submit any disputes to an impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller (the “Independent Accounting Firm”). The Independent Accounting Firm shall, within thirty (30) days of the submission thereto, determine the appropriate final allocation (such allocation, the “Final Allocation”). The fees and expenses of such accounting firm shall be borne 50% by Seller and 50% by Buyer. Seller and Buyer (and their Affiliates) shall file their respective Internal Revenue Service Forms 8594 and all federal, state and local Tax Returns in accordance with the Final Allocation, as ultimately agreed to or determined by the Independent Accounting Firm, and neither Buyer nor Seller (nor any of their Affiliates) shall take any position that is inconsistent with the Final Allocation, except as may be subsequently adjusted pursuant to an audit by the IRS (or non-U.S. taxing authority) or by court decision.
Section 2.08 Withholding. Each of Buyer and Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement and the Transaction Documents such amounts as may be required to be deducted or withheld therefrom pursuant to any Law; provided, that to the extent that amounts are so deducted or withheld by Buyer, Parent or their respective Affiliates and are paid to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement and the Transaction Documents as having been paid to the Person or entity in respect of which such deduction and withholding was made.
Section 2.09    Non-Assignable Assets.
Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.09, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance, allocation or delivery, to Buyer of any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom would result in a violation or breach of applicable Law or any Contract (including acceleration of rights of termination), or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement (including any Governmental Authority), and such consent,

Exhibit 10.37

authorization, approval or waiver shall not have been obtained prior to the Closing (the “Non-Assignable Assets”), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery of such Non-Assignable Asset subject to the satisfaction or waiver of the conditions contained in Article VIII and the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. From the date hereof, the parties shall use their commercially reasonable efforts, and shall cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers or cure any such violation or breach; provided, that in no event shall (i) Buyer be required to pay any consent fees or similar amounts in order to obtain any such consents or (ii) Seller agree to pay any consent fee without Buyer’s prior written consent. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Non-Assignable Assets shall be held, as of and from the Closing, by Seller in trust for Buyer and the covenants, liabilities and obligations thereunder shall be performed by Buyer in Seller’s name and all benefits and obligations existing thereunder shall be for Buyer’s account.
(a)To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.09, Buyer and Seller shall use commercially reasonable efforts to cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer or one or more of its Affiliates the rights and benefits of use of such Non-Assignable Asset that it would have obtained had the Non-Assignable Asset been conveyed at the Closing. Until the Non-Assignable Assets are assigned to Buyer, Seller shall take or cause to be taken at Buyer’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration that becomes due and payable under the Non-Assignable Assets, and Seller shall promptly pay over to Buyer all money or other consideration received by it in respect of all Non-Assignable Assets. As of and from the Closing, Seller on behalf of itself authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, to perform all the obligations and receive all the benefits of Seller under the Non-Assignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf with respect thereto.
Section 2.10    Purchase Price Adjustment.
(a)No later than three (3) Business Days prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to Buyer a statement, (the “Preliminary Deferred Revenue Statement”) that shall set forth the Estimated Deferred Revenue Adjustment, and a calculation of the Purchase Price derived therefrom, in each case, together with reasonable supporting documentation.
Within ninety (90) days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a written statement (the “Deferred Revenue Schedule”) setting forth in reasonable detail Buyer’s calculation of the Deferred Revenue Adjustment (the “Final Deferred Revenue Adjustment”). The Deferred Revenue Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Deferred Revenue Schedule within thirty (30) days after receipt of the Deferred Revenue Schedule by Seller. In the event of any such objection, Seller and Buyer shall use commercially reasonable efforts to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute

Exhibit 10.37

with respect to the Deferred Revenue Schedule within sixty (60) days after the receipt of the Allocation Schedule by Seller, Buyer and Seller shall submit any disputes to the Independent Accounting Firm or, if the Independent Accounting Firm is unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller. The Independent Accounting Firm shall, within thirty (30) days of the submission thereto, determine the Final Deferred Revenue Adjustment. The fees and expenses of the Independent Accounting Firm shall be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.
(b)For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to the Estimated Deferred Revenue Adjustment minus Final Deferred Revenue Adjustment as finally determined pursuant to this Section 2.10:
(i)If the Net Adjustment Amount is positive, Buyer shall pay an amount in cash to Seller equal to the Net Adjustment Amount; and
(ii)If the Net Adjustment Amount is negative, Seller shall pay an amount in cash to Buyer equal to the absolute value of such Net Adjustment Amount.
(c)Payments in respect of Section 2.10(c) shall be made within three (3) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.10 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two (2) Business Days prior to such payment date.
ARTICLE III CLOSING
Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place via an electronic exchange of documents, at 9:00 A.M., Eastern time on the second Business Day after all of the conditions to Closing set forth in Article VIII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing; provided, that in no event shall the Closing occur earlier than the third Business Day following Buyer’s filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, without Buyer’s prior written consent. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”
Section 3.02    Closing Deliverables.
At the Closing, Seller shall deliver to Buyer the following:

Exhibit 10.37

(i)an assignment and assumption agreement in the form of Exhibit A hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;
(ii)with respect to each Lease, provided that such Lease is not deemed an Excluded Asset pursuant to the last sentence of Section 6.04, an Assignment and Assumption of Lease substantially in the form of Exhibit B (each, an “Assignment and Assumption of Lease”), duly executed by Seller, as applicable, and, if necessary, Seller’s signature shall be witnessed and/or notarized;
(iii)an intellectual property assignment agreement in the form of Exhibit C hereto (the “Intellectual Property Assignment Agreement”) duly executed by Seller for recording with the United States Patent and Trademark Office and any other government authority;
(iv)the Transition Services Agreement in substantially the form attached hereto as Exhibit D (the “Transition Services Agreement”) duly executed by Seller;
(v)the Seller Closing Certificate;
(vi)a properly completed and duly executed Internal Revenue Service Form W-9 of Seller certifying that Seller is not subject to backup withholding;
(vii)copies of all instruments, certificates, documents and other filings (if applicable) necessary to release the Purchased Assets from all Encumbrances (other than Permitted Encumbrances), in each case, in form and substance reasonably satisfactory to Buyer;
(viii)the third-party consents set forth on Schedule II, in form and substance reasonably acceptable to Buyer;
(ix)XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
(x)XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
(xi)information relating to any open or unfulfilled requests by individuals to exercise their rights under applicable Privacy Laws sufficient to allow Buyer to adequately respond to such requests;
information relating to any open or unfulfilled requests by individuals to exercise their rights under applicable Privacy Laws to opt out of the sale or sharing of Personal Data, to opt out of the Processing of Personal Data for purposes of targeted advertising, or to opt out of or limit the use or disclosure of “sensitive personal information” (as such term or any functionally equivalent term is defined under Privacy Laws) sufficient to allow Buyer to comply with such requests;

Exhibit 10.37

(xii)a duly executed and completed questionnaire substantially in the form set forth in Exhibit E (the “Investor Questionnaire”) from Seller; and
(xiii)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.
(d)At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the

Exhibit 10.37

following: Buyer;

(i)the Assignment and Assumption Agreement duly executed by

(ii)with respect to each Lease, provided that such Lease is not deemed an Excluded Asset pursuant to the last sentence of Section 6.04, an Assignment and Assumption of Lease duly executed by Buyer and, if necessary, Buyer’s signature shall be witnessed and/or notarized;

Buyer;
(iii)the Intellectual Property Assignment Agreement duly executed by

(iv)the Transition Services Agreement duly executed by Buyer; and
(v)the Buyer Closing Certificate.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer and Parent as follows:
Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it (including the Purchased Assets) and to carry on the Business as currently conducted and as currently proposed to be conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted, and as currently proposed to be conducted, makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not been, and would not reasonably be expected, individually or in the aggregate, to be material to the Business.
Section 4.02 Authority of Seller. Seller has all necessary corporate power and authority, and has taken all action necessary, to (i) execute, deliver and perform this Agreement and the other Transaction Documents to which Seller is, or will be, a party, (ii) carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and any other Transaction

Exhibit 10.37

Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize the execution and delivery and performance of this Agreement and the Transaction Documents to which Seller or any of its Affiliates is party. This Agreement has been, and the Transaction Documents to which Seller is party will be, duly and validly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) each Transaction Document constitutes, or will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).
Section 4.03 No Conflicts; Consents. The execution, delivery and performance by each of Seller of this Agreement and the other Transaction Documents to which Seller is, or will be, a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or any of the Purchased Assets, or by which Seller, the Business or any of the Purchased Assets may be bound or affected; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Seller or the Business under, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Seller is a party or by which Seller, the Business or the Purchased Assets may be bound or affected; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not individually or in the aggregate, be material to the Business and the Purchased Assets. Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Seller of this Agreement and each of the Transaction Documents to which it will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Purchased Assets.
Section 4.04    Financial Statements.
True and complete copies of carve-out unaudited financial statements consisting of the balance sheet of the Business as of December 31, 2025, and the related statements of income for the year ended December 31, 2025 and the year ended December 31, 2024 (the “Financial Statements”), are attached as Section 4.04 of the Disclosure Schedules. Each of the Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of Seller pertaining to the Business, (ii) have been

Exhibit 10.37

prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2025 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”
(a)Except as and to the extent adequately accrued or reserved against in the Balance Sheet, Seller does not have any liability or obligation of any nature arising out of, relating to or affecting the Business or the Purchased Assets, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Business or disclosed in the notes thereto, except for liabilities and obligations (x) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, that are not, individually or in the aggregate, material to the Business (y) that would constitute Excluded Liabilities or (z) that are less than $10,000 in the aggregate.
(b)The books of account and financial records of Seller pertaining to the Business are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.
Section 4.05 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date Seller has operated the Business in the ordinary course of business consistent with past practice in all material respects and (a) there has not been, with respect to the Business, any event, change, development or prospective change, event or development that individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (b) neither the Business nor the Purchased Assets have suffered any material loss, damage, destruction or other casualty affecting any material properties or assets thereof or included therein, whether or not covered by insurance; and (c) Seller has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.
Section 4.06    Material Contracts.
(a)Section 4.06(a) of the Disclosure Schedules lists each of the following Contracts (x) primarily relating to the Purchased Assets, or by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound to the extent primarily related to, or primarily used in, the Business (together with all Assigned Contracts, collectively, the “Material Contracts”):
(i)Contracts involving stated aggregate consideration in excess of
$50,000 and that cannot be cancelled without penalty or without more than one hundred eighty
(180) days’ notice;
(ii)any Contract with a Material Customer or a Material Supplier;
any Intellectual Property Agreements (other than (i) non-exclusive object code license agreements with respect to commercially available “off-the-shelf” Software, “click-through” Software, “shrink-wrap” Software or other commercially available Software or

Exhibit 10.37

(ii) pursuant to which Intellectual Property Assets are licensed to customers on a non-exclusive basis in the ordinary course of business);
(iii)any employment, severance, retention, change in control, bonus or other agreement or arrangement with respect to any Transferred Employee, other than employment agreements or offer letters that do not provide for severance and are terminable without notice;
(iv)Contracts for the sale or disposition of material assets of the Business, all or substantially all of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(v)Contracts between or among Seller on the one hand and any Related Party of Seller on the other hand;
(vi)Contracts that limit, or purport to limit, the ability of Seller or the Business to engage in any business activity or to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of Seller or the Business to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;
(vii)Contracts that provide for any Person to be the exclusive provider of any product or service to the Business, or the exclusive recipient of any product or service of the Business during any period of time;
(viii)any Contract providing for indemnification to or from any Person with respect to Liabilities relating to Seller, the Business or the Purchased Assets, other than Contracts with customers, vendors and suppliers entered into in the ordinary course of business;
(ix)all collective bargaining agreements or Contracts with any labor organization, union or association;
(x)all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(xi)all Contracts relating to indebtedness for borrowed money and any guaranty agreement or other evidence of indebtedness, including capitalized lease obligations;
(xii)all Contracts that are intercompany agreements relating to the Business or the Purchased Assets;
(xiii)any Contract with third-party sales agents, sales representatives, brokers or distributors, none of which are Business Employees;
any Contract creating a partnership, joint venture agreement, development, joint development or similar arrangement which is material to the Business;

Exhibit 10.37

(xiv)any Contract granting any Person an Encumbrance on any of the Purchased Assets, other than Permitted Encumbrances;
(xv)any Contract of any character (contingent or otherwise) pursuant to which any consultant is or may be entitled to receive any payment based on the revenues, earnings or financial performance or assets of the Business or calculated in accordance therewith;
(xvi)any Contracts with any Governmental Authority;
(xvii)any Contract that relates to the settlement of any legal, administrative or judicial Proceeding;
(xviii)any Leases; and
(xix)any other Contract that would be required to be filed with the United States Securities and Exchange Commission as an exhibit to a registration statement on Form S-1 if the Business was registering securities under the Securities Act.
(b)Seller has made available to Buyer true and complete copies of all Material Contracts and all amendments thereto. Each Material Contract (a) is valid and binding on Seller, and, to the Knowledge of Seller, the counterparties thereto and is in full force and effect, enforceable against Seller, and, to the Knowledge of Seller, against all third parties, in each case in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a Proceeding in equity or at law); and (b) shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement, enforceable against Buyer, and, to the Knowledge of Seller, against all third parties, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a Proceeding in equity or at law). Seller is not in breach of, or default (with or without the giving of notice, lapse of time or both) under, any Material Contract. To the Knowledge of Seller, no other party to any Material Contract is in default thereunder, nor, to the Knowledge of Seller, does any condition exist that with notice or the lapse of time or both would constitute a default by any such other party thereunder. No other party to any Material Contract has (a) notified Seller that such other party intends to cancel or otherwise terminate such Material Contract or (b) since the Balance Sheet Date, taken any action or threatened to take any action, with respect to seeking a repayment of amounts paid to Seller pursuant to such Material Contract or a reduction in fees or other payments that will become due to Seller pursuant to such Material Contract.
Section 4.07 Related Party Interests and Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business, there is no Contract, transaction or arrangement between Seller or the Business, on the one hand, and any Related Party on the other hand, nor any advances or other amounts owing to or from Seller or the Business by or to any Related Party. No Related Party (i) owns or has owned any interest in any property, assets or rights used in the Business, (ii) is or has been

Exhibit 10.37

involved in any business dealings or transactions in connection with the Business or any of the Purchased Assets or (iii) is or has been employed in the Business.
Section 4.08 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances. All tangible personal property included in the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, and suitable in all material respects for their current and intended use, and such property, to the extent leased, is in all material respects in the condition required of such property by the terms of the lease applicable thereto, and has been maintained in all material respects in accordance with normal industry practices.
Section 4.09 Sufficiency of Assets. The Purchased Assets (together with the procedures set forth in Section 2.09 and the services to be provided under the Transition Services Agreement)
(i) constitute all the rights, property and assets necessary and sufficient for the continued conduct of the Business after the Closing by Buyer in substantially the same manner as conducted by Seller prior to the Closing and (ii) constitute all of the rights, property and assets of Seller necessary to conduct the Business as currently conducted and as conducted immediately prior to the Closing. No Affiliate or subsidiary of Seller owns, holds or has any rights in or to any assets, properties or rights that are used or held for use primarily in the operation of the Business.
Section 4.10    Real Property.
(a)Section 4.10(a) of the Disclosure Schedules sets forth a complete and accurate list of all material real property leased, subleased or licensed by Seller or its Affiliates primarily related to, or primarily used in, the Business (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each Leased Real Property (collectively, the “Leases”).
(b)Seller has not received any written notice (or, to Seller’s Knowledge, oral) of existing, pending or threatened (i) condemnation Proceedings affecting the Leased Real Property or (ii) zoning, building code or other moratorium Proceedings, or similar matters which would reasonably be expected to materially affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.
(c)Seller has a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Seller has not received any written notice (or, to Seller’s Knowledge, oral) of a breach or default under any Lease, nor has Seller delivered notices (oral or written) to a landlord of any default by the landlord under any Leased Real Property, and to the Knowledge of Seller, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default by Seller thereunder. None of the Leased Real Property has been leased, subleased or licensed by Seller to third parties.
Neither Seller nor any of its Affiliates owns any real property primarily related to, or primarily used in, the Business.

Exhibit 10.37

Section 4.11    Intellectual Property.
(a)Section 4.11(a) of the Disclosure Schedule sets forth a list of all Intellectual Property Registrations (including Internet Names) that are included in the Purchased Assets. All such Intellectual Property Registrations are subsisting and, except for pending applications, valid, enforceable and have not expired, or been cancelled, abandoned or otherwise terminated. All fees and documents necessary to, as applicable, prosecute and maintain each such Intellectual Property Registration have been paid or filed with the relevant Governmental Authorities. There are no actions that must be taken within six (6) months after the date of this Agreement, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, perfecting or renewing any rights in any such Intellectual Property Registration.
(b)None of the Intellectual Property Assets are subject to any outstanding injunction, judgment, order, decree, ruling or charge against Seller of which Seller has received notice. Seller owns or otherwise holds valid rights to use, pursuant to an enforceable, written license, all Intellectual Property used in or necessary for the operation of the Business as currently conducted. All such rights are free of all Encumbrances (other than Permitted Encumbrances). The Intellectual Property Assets, together with the rights under the Assigned Contracts and the Intellectual Property provided to the Business pursuant to the Transition Services Agreement, shall be sufficient for the continued conduct and operation of the Business immediately following the Closing in materially the same manner as it was conducted as of immediately prior to the Closing. Upon the consummation of the Closing, Buyer shall succeed to all of Seller’s rights and interest in or under all Intellectual Property Assets and the Assigned Contracts, and all of Seller’s rights in or under all Intellectual Property Assets and the Assigned Contracts shall be exercisable by Buyer to the same extent as by Seller prior to the Closing.
(c)Seller exclusively owns all right, title, and interest in and to all Intellectual Property Assets, free and clear of Encumbrances (except Permitted Encumbrances), and, with respect to all Intellectual Property Registrations included in the Purchased Assets, Seller is the sole and exclusive beneficial and record owner of all such Intellectual Property Registrations. The Intellectual Property Assets are fully assignable by Seller to any Person, without payment, consent of any Person or other condition or restriction.
(d)No Action, reissue, reexamination, inter-party review, public protest, interference, mediation, opposition, cancellation, internet domain name dispute resolution or other Proceeding has been threatened (including in the form of offers or invitations to obtain a license), asserted, decided or is pending concerning any claim or position that Seller has violated any Intellectual Property rights in its conduct of the Business.
The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of Seller in the conduct of the Business, and the operation of the Business, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any third party and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any third party. To the Knowledge of Seller, no valid basis for any such infringement, misappropriation, dilution or other violation claim exists. No Action is pending or has been decided, threatened or asserted, in writing, concerning the Intellectual Property Assets, including any Action concerning a claim or position

Exhibit 10.37

that any of the Intellectual Property Assets have been violated or are invalid, unenforceable, not patentable, not registerable, cancellable, not owned or not owned exclusively by Seller. To the Knowledge of Seller, no valid basis for any such Actions or claims exists.
(e)(x) To the Knowledge of Seller, no third party is currently infringing, misappropriating, diluting or otherwise violating the Intellectual Property Assets, and (y) Seller has not sent to any Person any notice alleging any such infringement, misappropriation, dilution or violation.
(f)Seller and its Affiliates have taken commercially reasonable steps, including implementing commercially reasonable security measures, designed to maintain the value, secrecy and confidentiality of all Know-How included in the Purchased Assets, including by entering into appropriate confidentiality agreements with all Persons with access to such Know-How. None of such Know-How has been disclosed or authorized to be disclosed to any Person by Seller other than to employees or agents of Seller for use in connection with the Business, in each case pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of Seller in and to such matters.
(g)No current or former director, employee, independent contractor, advisor or consultant of Seller or any of its Affiliates has or has claimed in writing to Seller to have any ownership rights in or to any of the Intellectual Property Assets.
(h)No Person has any right to use any of the Intellectual Property Assets other than pursuant to a written, non-exclusive license agreement granted by Seller in connection with the Business. Each Person who has contributed to, developed, or conceived any Intellectual Property for or on behalf of the Business (including any Intellectual Property Assets), in whole or in part, including Seller’s current and former employees and contractors, has irrevocably assigned to Seller (by way of a present tense assignment) all Intellectual Property in such contributions, developments and conceptions (or such Intellectual Property is already owned solely and exclusively by a Seller under applicable Law) and is subject to confidentiality obligations protecting such Intellectual Property. To the Knowledge of Seller, there has been no breach by any such Person of any such agreements. No such Person was or is under any conflicting obligation to any Governmental Authority, academic institution or other third party that would affect Seller’s title or right to use any such Intellectual Property. No Person has asserted, and no Person other than Seller has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Intellectual Property Assets. Seller is not party to any agreement that confers upon any Person, other than Seller, any ownership interest or exclusive right with respect to any Intellectual Property Assets. No funding from any Governmental Authority was used in the development of any Intellectual Property Assets and no Governmental Authority has a material claim or right to claim any right in any Intellectual Property Assets, or, to the Knowledge of Seller, to any Intellectual Property exclusively licensed to Seller.
In relation to the Business, Seller implements and maintains reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services and having similar resources as Seller. Seller has not experienced any material breach of security or otherwise material unauthorized access by third parties to any of Seller’s Know-How used in the operation of the Business. There has not been in

Exhibit 10.37

the twenty-four (24) months immediately prior to the Closing Date any failure material to the Business with respect to any of the Business IT Systems used by Seller in the conduct of the Business.
(i)Seller owns or has rights to access and use all IT Systems licensed or used by Seller for the conduct of the Business (collectively, the “Business IT Systems”). Seller has taken commercially reasonable steps in accordance with industry standards designed to secure the Business IT Systems under Seller’s control from unauthorized access or use by any Person, and designed to ensure the continued, uninterrupted and error-free operation of such Business IT Systems. The Business IT Systems are adequate in all material respects for their intended use and for the operation of the Business, and are in good working condition (normal wear and tear excepted), and the Business IT Systems under the control of Seller are, to the Knowledge of Seller, free of all viruses, worms, Trojan horses, other known contaminants, bugs, errors or problems of a nature that would, in each instance, materially disrupt their operation or have a material adverse impact on the operation of the Business IT Systems. There has not been any material malfunction with respect to any of the Business IT Systems that has not been remedied or replaced in a commercially reasonable manner in all respects.
(j)Seller is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary components of the Business Software. The source code for all Business Software contains reasonably clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze and interpret program logic, correct errors and improve, enhance, modify and support the Business Software.
(k)Except as set forth in Section 4.11(m) of the Disclosure Schedules, no source code for any Business Software has been delivered, licensed or otherwise made available to any escrow agent or other Person (other than an employee or contractor of Seller bound by commercially reasonable obligations of confidentiality and non-disclosure as to any such source code). Seller has no duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available the source code for any Business Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the release from escrow or other delivery, license or disclosure of any source code for any Business Software to any other Person (other than to an employee or contractor of Seller bound by commercially reasonable obligations of confidentiality and non-disclosure as to any such source code).
(l)Seller’s use, marketing, distribution, licensing, and sale of the Business Software does not violate any license terms applicable to any item of Open Source Software.
No Business Software contains, is derived from, is distributed with or is being or was developed using Open Source Software, and Seller has not otherwise used any Open Source Software in the conduct of the Business, in each case in any manner that: (i) requires the disclosure or distribution in source code form of Intellectual Property Assets; (ii) requires the licensing of any Intellectual Property Assets under any Open Source Software license; (iii) imposes

Exhibit 10.37

any other material limitation, restriction, or condition on the right of Seller or Buyer to use or distribute any Intellectual Property Assets; or (iv) materially violates any copyright notice or attribution requirement.
(m)None of the Business Software (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of the Business Software or any product or service containing or used in conjunction with any Business Software or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality or performance of any Business Software or any product or system containing or used in conjunction with any Business Software.
Section 4.12    Privacy; Information Security.
(a)In relation to the Business, Seller, together with its Representatives and, to Seller’s Knowledge, all Persons that Process or have Processed Personal Data at their direction and on their behalf, are, and have since the Lookback Date materially complied with (i) applicable Privacy Laws; (ii) applicable Privacy Policies; and (iii) their applicable obligations governing the privacy, security, protection or Processing of Personal Data, including any such Processing of Personal Data in connection with artificial intelligence or automated decision-making technology contained in any written Contract to which they are legally bound (collectively, “Privacy Requirements”). Seller has not received from any Person any notice of any material claims, investigations or inquiries alleging violations of applicable Privacy Requirements or relating to Seller’s Processing of Personal Data (including Processing of Personal Data in the use of artificial intelligence or automated decision-making technology).
(b)In relation to the Business, Seller has established, implemented, and maintained appropriate technical, physical, administrative, and organizational measures and policies (taking into account the size and resources of Seller as well as the nature and purpose of the Processing and the types of Personal Data) designed to ensure, as applicable, the confidentiality, integrity, availability, and security of all Personal Data that is Processed by or at its direction and on behalf of Seller, and designed to prevent any unlawful, accidental, or unauthorized (i) access thereto or (ii) use, disclosure, acquisition, exfiltration, theft, loss, alteration, modification, corruption, destruction, Processing or unavailability thereof. In relation to the Business, Seller has periodically (but in no event less than on a quarterly basis) monitored and assessed security risks and taken commercially reasonable steps to remediate all material threats, deficiencies, weaknesses, and vulnerabilities identified by such monitoring and assessments, and there are no outstanding material threats, deficiencies, weaknesses or vulnerabilities.
(c)In relation to the Business, since the Lookback Date, Seller has not experienced any material Security Incident, nor are there any facts or circumstances, to Seller’s Knowledge, which could reasonably suggest the likelihood of the foregoing. In relation to the Business, since the Lookback Date, Seller has not notified, nor has Seller been required by applicable Privacy Requirements to notify, any Person of a Security Incident.
In relation to the Business, since the Lookback Date, Seller has established, maintained and enforced commercially reasonable policies and procedures governing the use of

Exhibit 10.37

artificial intelligence and automated decision-making technology to the extent used by Seller’s employees, agents and contractors.
(d)Except as set forth on Section 4.12(e) of the Disclosure Schedules, in relation to the Business, Seller has not used, since the Lookback Date, and is not currently using, including through Seller’s use of products or services licensed from or otherwise provided by a third-party vendor, any generative artificial intelligence or automatic decision-making technology limited to that which (Y) Processes Personal Data and (Z) uses computation to replace or substantially replace human-decision making: (i) for any “high-risk” purposes as defined under applicable Laws, including significant or consequential decisions concerning a Person or profiling of a Person, or (ii) to develop any Intellectual Property intended to be owned by Seller in a manner that would materially affect Seller’s ownership thereof or rights therein.
Section 4.13    Legal Proceedings; Governmental Orders.
(a)There are no Actions or other legal Proceedings pending or threatened in writing (or, to Seller’s Knowledge, orally) against Seller in connection with, relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, or Seller’s ownership or operation thereof, nor, to Seller’s Knowledge, is there any basis for any such Action or Proceeding. There is no Action pending or threatened in writing (or, to Seller’s Knowledge, orally) seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Transaction Documents. There is no Action by Seller pending, or which Seller has commenced preparations to initiate, against any other Person in connection with the Business or the Purchased Assets.
(b)There are no outstanding Governmental Orders, or inquiry pending before a Governmental Authority or threatened in writing (or, to Seller’s Knowledge, orally) against Seller, and no unsatisfied judgments, penalties or awards against or affecting the Business, the Purchased Assets or the Assumed Liabilities, or that would affect the legality, validity or enforceability of this agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby.
Section 4.14    Compliance with Laws; Permits.
(a)Seller is, and has been since the Lookback Date, in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. Neither Seller nor any of its executive officers has received since the Lookback Date, nor, to Seller’s Knowledge, is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that Seller is not in compliance in all material respects with any such Laws.
Section 4.14 of the Disclosure Schedules sets forth a true and complete list of all Permits necessary for Seller to own, lease and operate the Purchased Assets and to carry on the Business in all material respects as currently conducted (the “Business Permits”). Seller has obtained all Business Permits and the Business Permits are valid and in full force and effect, and no suspension, cancellation, modification, revocation or nonrenewal of any Business Permit is

Exhibit 10.37

pending or, to the knowledge of Seller, threatened. All Business Permits may be transferred in accordance with applicable Law and assigned to Buyer.
Section 4.15 Environmental Matters. Seller is and has been in compliance in all material respects with all applicable Environmental Laws in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets since the Lookback Date. Since the Lookback Date, neither Seller nor any of its executive officers has received in writing (or, to Seller’s Knowledge, orally), nor, to Seller’s Knowledge, is there any basis for, any notice from any Governmental Authority or any notice from any citizens group that alleges that any of Seller is not in compliance with any Environmental Law, except where such non-compliance would not, individually or in the aggregate, be material to the Business or the Purchased Assets. (a) All Leased Real Property and all surface water, groundwater and soil associated with or adjacent to such property, is free of any chemicals, pollutants, contaminants, wastes, toxic substances or material environmental contamination of any nature; (b) none of the Leased Real Property contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (c) none of the Leased Real Property contains any septic tanks in which process wastewater or any chemicals, pollutants, contaminants, wastes or toxic substance have been released.
Section 4.16    Employee Benefit Matters.
(a)Section 4.16(a) of the Disclosure Schedules contains a list of each material “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), including each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more Transferred Employees, former employees of the Business, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits (as listed on Section 4.16(a) of the Disclosure Schedules, each, a “Benefit Plan”).
(b)Each Benefit Plan and related trust complies in all material respects with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service that has not been revoked, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified.
(c)No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Seller has not: (A) withdrawn from any multi-employer plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.
Except as required under Section 4980B of the Code or other applicable Law, no Benefit Plan that is subject to ERISA provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than

Exhibit 10.37

death benefits when termination occurs upon death). No Benefit Plan is a pension plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV or ERISA, Section 302 of ERISA or Section 412 of the Code.
(d)No Benefit Plan exists that would as a result of the execution of this Agreement (either alone or in combination with any other event): (i) entitle any Transferred Employee to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits or compensation under or with respect to any Benefit Plan or otherwise, (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Transferred Employee, (iii) trigger any obligation to fund any Benefit Plan, (iv) result in any “disqualified individual” with respect to Seller receiving any “excess parachute payment” (as each such term is defined in Section 280G of the Code), determined without regard to any arrangements that may be implemented by, or at the direction of, Buyer or any of its Affiliates or (v) give rise to any “excess parachute payment” as defined in Section 280G(b)(1).
Section 4.17    Employment Matters.
(a)Section 4.17(a) of the Disclosure Schedules sets forth as of the date hereof a list of the names of each Transferred Employee, together with their (i) title or job classification,
(ii) overtime exempt or non-exempt classification (as applicable), (iii) work location, (iv) employing entity, (v) current annual salary and target annual cash bonus and commissions for 2025, if any, or hourly wage rate, (vi) leave status (including type of leave and anticipated return date, if known), (vii) vacation/PTO balance, if applicable, (viii) full-time or part-time status and
(ix) cash-based incentive arrangements, as applicable. None of such Persons has an employment Contract with any Seller which is not terminable on notice by Seller of thirty (30) days or less without cost or other liability to Seller. As of the date hereof, all Business Employees are employed by Seller, and no such individuals are employed by any Affiliate of Seller. As of the date hereof, no Transferred Employee has advised Seller that he or she intends to terminate employment with Seller other than in the context of joining Buyer in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Since the Lookback Date, there have been no employment related Actions, suits, claims, investigations or other legal Proceedings pending or threatened in writing (or, to Seller’s Knowledge, orally) by or between (x) Seller or its Affiliates and (y) any Transferred Employee.
(b)Section 4.17(b) of the Disclosure Schedules sets forth a list as of the date of this Agreement, separately by company and location, of the names of all individuals who perform services for the Business at an annualized rate in excess of $50,000 per year as a consultant or an independent contractor. Seller represents that it has paid all of its employees, consultants, and independent contractors for all hours worked, including commissions, overtime, or other wages due, along with related Taxes (or have appropriately accrued for such amounts).
Seller is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of the Transferred Employees. Since the Balance Sheet Date, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Transferred Employees.

Exhibit 10.37

(c)Each Person who provides services to the Business (i) is properly classified with respect to employment status for all purposes, including employment, labor and wage and hour compliance and Tax purposes, and (ii) who is classified and treated as an independent contractor, consultant or in a similar capacity qualifies as an independent contractor and not as an employee under applicable Law.
(d)No Transferred Employee is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such Transferred Employee to be employed by Seller or any of its Affiliates.
(e)Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Transferred Employees, including but not limited to provisions relating to wages, overtime, expenses, sick time, leaves, contributions, classification of contractors and employees, reductions in force, hours, meal and rest periods, equal opportunity Laws, collective bargaining and the payment of social security and other Taxes, except to the extent non-compliance would not result in a Material Adverse Effect.
(f)Seller has made available to Buyer a true and complete copy of each employee handbook that applies to the Transferred Employees and all other material policies, if any, applicable to any Transferred Employee or independent contractor performing services with respect to the Business, including any remote work or return-to-work policies or plans.
Section 4.18    Taxes.
(a)Seller and its Affiliates have timely filed (taking into account any valid extensions) all income and all other material Tax Returns, in each case, with respect to the Business, the Purchased Assets, or the Assumed Liabilities, all such Tax Returns are true, correct and complete in all material respects, and all Taxes (whether or not shown on any Tax Return) required to be paid with respect to the Purchased Assets, the Assumed Liabilities, and the Business, including all Taxes required to be withheld or collected from amounts paid or payable to or from employees, creditors, customers and other third parties, have been timely paid in full. No statute of limitations for any Taxes with respect to the Purchased Assets, the Assumed Liabilities and the Business has been waived, no extension of time for filing any Tax Return with respect to the Purchased Assets, the Assumed Liabilities, and the Business has been sought or received, and no extension of time with respect to any Tax assessment or deficiency with respect to the Purchased Assets, the Assumed Liabilities and the Business has been sought or received.
(b)There are no liens for Taxes upon any of the Purchased Assets, other than for liens for Taxes described in clause (a) of the definition of Permitted Encumbrances.
(c)No power of attorney is currently in effect with respect to the Business or the Purchased Assets.
The Purchased Assets do not include any stock or other ownership interests for U.S. federal income tax purposes in any corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.

Exhibit 10.37

(d)No tax examination, assessment, audit or other proceeding or action in respect of Taxes with respect to the Purchased Assets, the Assumed Liabilities or the Business is in progress, pending, threatened in writing or, to Seller’s Knowledge, contemplated. There is no Tax deficiency outstanding, assessed or proposed with respect to the Purchased Assets, the Assumed Liabilities or the Business.
(e)No claim has been received from any Governmental Authority in a jurisdiction in which Tax Returns of a certain type with respect to the Purchased Assets or the Assumed Liabilities are not filed asserting or proposing that Tax Returns of such type are required to be filed in such jurisdiction with respect to the Purchased Assets or the Assumed Liabilities.
(f)Neither the Business, nor Seller in connection with the Business, has sought, entered into or otherwise received the benefit of any Tax exemption, Tax holiday or other Tax reduction Contract or order.
Section 4.19 Brokers. Except for Houlihan Lokey Capital, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.
Section 4.20 Customers and Suppliers. Section 4.20(i) of the Disclosure Schedules contains a true, complete and accurate list of (i) the ten (10) largest customers (consolidating into a single customer all affiliated customers) of the Business by the aggregate dollar value of sales by Seller and its Affiliates, taken as a whole, during the twelve (12)-month period ended August 31, 2024 and August 31, 2025 (a “Material Customer”), and (ii) with respect to each Material Customer, the aggregate dollar value of such sales. Section 4.20(ii) of the Disclosure Schedules contains a true, complete and accurate list of (i) the ten (10) largest suppliers (consolidating into a single customer all affiliated suppliers) of the Business by the aggregate dollar value of purchases by Seller and its Affiliates, taken as a whole, during the twelve (12)-month period ended August 31, 2024 and August 31, 2025 (a “Material Suppliers”), and (ii) with respect to each Material Supplier, the aggregate dollar spend of such purchases. Seller has not received notice that any Material Customer or any Material Supplier has or intends to terminate or materially adversely modify the amount, frequency or terms of the business such Material Customer or Material Supplier conducts with the Business. There are no outstanding material disputes with any Material Customer or Material Supplier.
Section 4.21 No Unlawful Payments; FCPA. Neither Seller nor any director or officer of Seller, nor any employee, agent, controlled Affiliate or other Person acting on behalf of Seller, in the operation of the Business, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any government official or employee, (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) violated or is in violation of any provision of the Bribery Act 2010 of the United Kingdom or (e) made, offered or taken an act in furtherance of any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. Seller has instituted and maintains policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption Laws.

Exhibit 10.37

Section 4.22 Compliance with Money Laundering Laws. The operations of Seller of the Business are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where Seller operates the Business, the applicable rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Seller with respect to any applicable Money Laundering Laws is pending or threatened in writing (or, to the Knowledge of Seller, orally).
Section 4.23 No Conflicts with Sanctions Laws. Neither Seller nor any director, officer, agent or employee of Seller is or has been subject to any trade and economic sanctions administered or imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) (collectively, “Sanctions” and such Persons, “Sanctioned Persons”) in connection with the operation of the Business. Neither Seller nor, to the Knowledge of Seller, any director, officer, agent or employee of Seller, is a Person that is, or is controlled by a Person that is or has been (a) the subject of any comprehensive Sanctions, or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions that broadly prohibit dealings with that country or territory (collectively, the “Sanctioned Countries”), in each case only to the extent that dealings with such Persons are prohibited pursuant to applicable Sanctions. Seller is not, and has not been, engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country in connection with the operation of the Business, only to the extent that dealings with such Sanctioned Persons is prohibited pursuant to applicable Sanctions.
Section 4.24    Accredited Investor Status. Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act.
Section 4.25    Acquisition of Parent Stock.
(a)Seller is acquiring the Parent Stock for its own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof in any manner that would violate the registration requirements of the Securities Act.
Seller has been furnished with all materials relating to the business, finances and operations of Parent and materials relating to the offer and sale of the Parent Stock which have been requested by Seller. Seller has been afforded the opportunity to ask questions of the executive officers and directors of Parent. Seller understands that its investment in the Parent Stock involves a high degree of risk and it has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the Parent Stock.

Exhibit 10.37

(b)Seller has such knowledge and experience in financial and business matters, knowledge of the high degree of risk associated with investments in the securities of companies such as Parent, is capable of evaluating the merits and risks of an investment in the Parent Stock and is able to bear the economic risk of an investment in the Parent Stock in the amount contemplated hereunder for an indefinite period of time and can afford a complete loss of its investment in the Parent Stock.
Section 4.26 Exclusivity of Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person on behalf of Seller has made, nor are any of them making, any express or implied representation or warranty, either written or oral, at law or in equity, on behalf or in respect of Seller or the Purchased Assets, including (a) any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, (b) any representation or warranty with respect to merchantability or fitness for any particular purpose or (c) any representation or warranty arising from statute or otherwise in law. Any such representations or warranties are hereby expressly disclaimed.
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer and Parent represent and warrant to Seller as follows:
Section 5.01 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.
Section 5.02 Authority of Buyer. Buyer and Parent each has all necessary corporate power and authority to, and has taken all action necessary, to (i) execute, deliver and perform this Agreement and the other Transaction Documents to which Buyer or Parent is, or will be, a party,
(ii) carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer or Parent of this Agreement and any other Transaction Document to which Buyer or Parent is a party or will be a party, the performance by Buyer or Parent of its obligations hereunder and thereunder and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and Parent, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer and Parent enforceable against Buyer and Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). When each other Transaction Document to which Buyer or Parent is or will be a party has been duly executed and delivered by Buyer or Parent, as applicable (assuming due authorization, execution and delivery by each other

Exhibit 10.37

party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer and Parent enforceable against each of Buyer and Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).
Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer and Parent of this Agreement and the other Transaction Documents to which it is, or will be, a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the certificate of incorporation or by-laws (or similar governing documents) of Buyer or Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or Parent; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any material agreement to which Buyer or Parent is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s or Parent’s ability to consummate the transactions contemplated hereby. Except as contemplated by Section 7.02, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or Parent in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, other than those consents, approvals, Permits, Governmental Orders, declarations, filings, or notices, the absence of which would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.
Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer or Parent.
Section 5.05 Sufficiency of Funds. Buyer has at the time of the Closing such immediately available funds as are necessary to pay the Purchase Price at Closing and consummate the transactions contemplated by this Agreement.
Section 5.06 Solvency. Assuming that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects and immediately after giving effect to the transactions contemplated hereby, Buyer shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) be solvent and shall have adequate capital to carry on its business. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become mature and due.
Section 5.07 Legal Proceedings. There are no actions, suits, claims, investigations or other legal Proceedings pending or, to Buyer’s or Parent’s knowledge, threatened against or by Buyer or Parent or any Affiliate of Buyer or Parent, in each case, that would reasonably be

Exhibit 10.37

expected to materially impair or materially delay Buyer’s or Parent’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.
Section 5.08 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business, the Purchased Assets, results of operations, prospects, and condition (financial or otherwise) of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations, warranties, covenants and other obligations of Seller set forth in this Agreement and the other Transaction Documents (including the Disclosure Schedules) and disclaims reliance on any other representations and warranties, of any kind or nature, express or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Business or the Purchased Assets); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement or the accuracy or completeness of any information regarding Seller, the Business, the Purchased Assets or this Agreement furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement and the other Transaction Documents (including the Disclosure Schedules). In connection with the due diligence investigation of Seller by Buyer and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Buyer and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from Seller and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Seller, the Business and the Purchased Assets. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that, except with respect to any representations, warranties, covenants and other obligations of Seller in this Agreement or the other Transaction Documents, Buyer will have no claim against Seller, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided. Accordingly, Buyer hereby acknowledges and agrees that, except for the representations and warranties, of Seller expressly set forth in this Agreement or the other Transaction Documents, (including the Disclosure Schedules), neither Seller, nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

Exhibit 10.37

ARTICLE VI COVENANTS
Section 6.01 Conduct of Business Prior to the Closing. During the period on and from the date of this Agreement through and including the Closing Date, Seller shall cause the Business to be conducted in the ordinary course consistent with past practices in all material respects and will use its commercially reasonable efforts to maintain and preserve intact the current organization, operations and franchise of the Business, to preserve the rights, franchises, goodwill and relationships of the Transferred Employees, customers, lenders, suppliers, regulators and others having relationships with the Business and to protect and preserve the Purchased Assets. By way of amplification and not limitation, between the date of this Agreement and the Closing, except as set forth on Schedule 6.01, during the period on and from the date of this Agreement through and including the Closing Date, Seller will not, without the prior written consent of Buyer (not to be unreasonably withheld or delayed), in each case, solely with respect to the Business or the Purchased Assets:
(a)mortgage, pledge, subject to an Encumbrance, or grant a security interest in, or suffer to exist or otherwise encumber, any of the Purchased Assets;
(b)sell, assign, transfer, dispose of or license any of the Purchased Assets to any Person, except inventory in the ordinary course of business and consistent with past practices;
(c)fail to maintain the tangible personal property included in the Purchased Assets in good working condition and repair, subject only to ordinary wear and tear;
(d)change financial accounting methods relating to or affecting the Purchased Assets, the Assumed Liabilities or the Business;
(e)(x) amend, waive or modify any Assigned Contract or (y) terminate any Assigned Contracts, in each case, except in the ordinary course of business;
(f)take any action to terminate or modify, or permit the lapse or termination of, the present insurance policies and coverage of Seller relating to or applicable to the Business or the Purchased Assets;
(g)acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract or arrangement;
(h)enter into any Contract with any Related Party of Seller in connection with or affecting the Business or the Purchased Assets;
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX, enter into any Contract that would constitute a Material Contract, except in the ordinary course of business and consistent with past practices (whether directly or through distributors, resellers, partners and the like);

Exhibit 10.37

(i)except as required under Law or existing obligations: (a) adopt or amend any material Benefit Plan as it relates to the Business or the Purchased Assets; (b) enter into any employment contract with a Transferred Employee (except for hires of open positions in the ordinary course of business in accordance with past practice that provide for (i) compensation and benefit levels consistent with such positions and (ii) termination at will without severance or penalty); or (c) increase the salaries, severance, wage rates or fringe benefits of, or pay any bonus or other compensation to, Transferred Employees;
(j)abandon, waive, cease to prosecute or maintain, permit the lapse of or otherwise terminate or dispose of any right relating to any Intellectual Property Asset or any other intangible asset used or held for use in connection with the Business;
(k)fail to comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;
(l)enter into any lease, sublease, license or other occupancy agreement with respect to any real property primarily related to the Business;
(m)make any capital expenditures or commitments for capital expenditures exclusively related to the Business in excess of $50,000, other than the purchase of supplies in the ordinary course of business and consistent with past practices;
(n)waive any material right exclusively related to the Business, except, with respect to any trade payables, in the ordinary course of business consistent with past practice;
(o)commence or settle any Action relating to the Business, the Purchased Assets or the Assumed Liabilities;
(p)modify any privacy policy or the operation or security of any IT assets used in its business, except as required by applicable Law; and
(q)announce an intention to, enter into any formal or informal agreement, or otherwise commit to do any of the things described in the preceding clauses (a) through (q) of this Section 6.01.
Section 6.02 Access to Information. From the date hereof until the Closing, Seller shall
(a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to unreasonably disrupt the conduct of the Business or any other business of Seller. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Seller or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure

Exhibit 10.37

would, as determined by Seller in its reasonable discretion and upon advice of counsel: (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law; provided, that (i) Seller shall inform Buyer if it or any of its Representatives is withholding any information pursuant to the foregoing provisions, and describe the information being so withheld and (ii) Seller shall use commercially reasonable efforts to provide extracts or summaries of such protected information or otherwise provide such protected information in a manner that would not jeopardize the applicable protection or contravene the applicable contract or Law. Prior to the Closing, without the prior written consent of Seller, which consent may be withheld, conditioned or delayed for any reason, Buyer shall not contact any suppliers to, or customers of, the Business regarding the transactions contemplated by this Agreement, and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property; provided, however, that nothing herein shall restrict Buyer from contacting such suppliers or customers in the ordinary course of Buyer’s or its Affiliates’ businesses unrelated to the transactions contemplated by this Agreement. Any access or information provided pursuant to this Section 6.02 shall be subject to the terms of the Confidentiality Agreement.
Section 6.03    Employees and Employee Benefits.
(a)On or before the Closing Date, Buyer shall have or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to the Business Employees set forth on Schedule 6.03(a) (the “Transferred Employees”).
(b)During the period commencing on the Closing Date and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the Transferred Employee’s termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages set forth on Section 4.16(a) of the Disclosure Schedules; and (ii) (A) target bonus opportunities (excluding equity-based compensation); and (B) retirement and welfare benefits, in each case, that are no less favorable than those provided to similarly situated employees of Buyer or the applicable Affiliate of Buyer.
With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, “Buyer Benefit Plans”) for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for all purposes; provided, however, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan. Further, with respect to each Buyer Benefit Plan, in which any Transferred Employee will be eligible to participate effective as of the Closing, Buyer shall, or shall cause its applicable Affiliate(s) to, (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Transferred Employee under any such Buyer Benefit Plan in which such Transferred Employee may be eligible to participate on or after the Closing, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Benefit Plan; and (ii) provide each such Transferred Employee with credit for any payments made under any cost-sharing provisions prior to the Closing (to the same extent such credit was given under the analogous Benefit Plan prior to the Closing) in satisfying any applicable cost-sharing provisions

Exhibit 10.37

in any Buyer Benefit Plan in which such Transferred Employee may be eligible to participate on or after the Closing.
(c)Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans. Seller shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Transferred Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Transferred Employee participates.
(d)Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Transferred Employee who accepts an employment offer by Buyer that is consistent with the requirements of Section 6.03(b), including for purposes of any Benefit Plan that provides for separation, termination or severance benefits, and that each such Transferred Employee will have continuous employment immediately before and immediately after the Closing.
(e)The Seller shall pay to each Transferred Employee any accrued but unpaid vacation and paid time off for periods prior to the Closing, to be paid as soon as administratively practicable after the Closing or as required by applicable Law, but in no event later than thirty (30) Business Days after the Closing Date.
(f)This Section 6.03 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.03, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.03. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.03 shall not create any right in any Business Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.
(g)Seller and Buyer shall follow the “standard procedure” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 for Transferred Employees. Under this procedure, (i) Seller shall provide all required Forms W-2 to (x) all Transferred Employees reflecting wages paid and Taxes withheld by Seller in respect of such Transferred Employees’ employment with Seller through the Closing Date, and (y) all other employees and former employees of Seller who are not Transferred Employees reflecting all wages paid and Taxes withheld by Seller, and (ii) Buyer (or one of its Affiliates) shall provide all required Forms W-2 to all Transferred Employees reflecting all wages paid and Taxes withheld by Buyer (or one of its Affiliates) on and after the Closing Date.

Exhibit 10.37

Section 6.04 Consents. Without limiting Seller’s obligations pursuant to Section 3.02(a)(viii), Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, the third parties described in Section 4.03 of the Disclosure Schedules

Exhibit 10.37

that are not otherwise listed on Schedule II; provided, however, that (i) neither Seller nor Buyer shall be obligated to pay any consideration to any such third party, and (ii) any amendment, modification, or concession with any such third party shall require both Seller’s and Buyer’s prior written consent. Notwithstanding anything to the contrary in this Agreement, if consent to assignment is not obtained under the LA Lease or the Champaign Lease (each as defined in the Disclosure Schedules) on or prior to the Closing, then, effective as of the Closing, such LA Lease or the Champaign Lease, as applicable, shall be deemed an Excluded Asset for all purposes of this Agreement and shall be retained by and remain the sole asset of Seller, and shall not be transferred to Buyer at Closing (subject to any rights of the Buyer arising under the Transition Services Agreement).
Section 6.05 Confidentiality. The parties agree that (a) the Confidentiality Agreement shall not expire as a result of any of the parties thereto entering into this Agreement and shall instead continue in full force and effect until the Closing; (b) upon Closing, Buyer’s confidentiality obligations under the Confidentiality Agreement with respect to confidential information relating specifically to the Business or the Purchased Assets shall terminate; and (c) if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.05 shall nonetheless continue in full force and effect. Notwithstanding the foregoing, the parties agree that the Confidentiality Agreement shall not terminate upon Closing, and shall continue in full force and effect, with respect to confidential information to the extent not related to the Business or the Purchased Assets.
Section 6.06    Books and Records.
(a)For a period of seven (7) years after the Closing, Buyer shall:
(i)retain the Books and Records that are existing as of the Closing; and
(ii)upon reasonable advanced notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, in such a manner so as to not unreasonably interfere with the normal operations of the business of Buyer or its Affiliates, to such Books and Records, to the extent that such access may be reasonably requested by Seller and its Affiliates solely to facilitate the preparation of financial statements, Tax records, Tax audits, the resolution of third-party Actions, and as otherwise required by Law.
(b)For a period of seven (7) years after the Closing, Seller shall:
(i)retain the books and records of Seller which relate to the Business and its operations for periods prior to the Closing; and
(ii)upon reasonable advanced notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, in such a manner so as to not unreasonably interfere with the normal operations of the business of Seller or its Affiliates, to such books and records, to the extent that such access may be reasonably requested by Buyer and its Affiliates solely to facilitate the preparation of financial statements, Tax records, Tax audits, the resolution of third-party Actions, and as otherwise required by Law.

Exhibit 10.37

(c)Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.06 where such access would (w) violate any obligation of confidentiality to a third party to which it is subject, (x) violate any Law, (y) jeopardize any attorney-client or other legal privilege or (z) involve information pertinent to any litigation or Action in which Buyer or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, are then currently engaged as opposing parties (provided, however, that, with respect to the foregoing clauses (w) and (x), the parties and their Affiliates shall use commercially reasonable efforts to enter into alternative arrangements to provide the other party and its Affiliates with access to such information).
Section 6.07 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), in which case the party required to publish such press release or public announcement shall use reasonable efforts to provide the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. This Section 6.07 shall not apply to disclosures by a party to its or its Affiliates’ officers, directors, managers, partners, employees, attorneys, accountants, consultants, financial advisors, sources of financing, current or potential investors and other agents who need to know such information, it being understood that (i) such officers, directors, managers, partners, employees, attorneys, accountants, consultants, financial advisors, sources of financing, current or potential investors and other agents will be informed of the confidential nature of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby and will be directed to treat such information as confidential, and (ii) the party making such disclosure will be responsible for any failure of such officers, directors, managers, partners, employees, attorneys, accountants, consultants, financial advisors, sources of financing, current or potential investors and other agents to keep such information confidential.
Section 6.08 Transfer Taxes. (i) Buyer and Seller shall each be responsible for one half of the first $200,000 in the aggregate of any transfer, documentary, sales, use, stamp, registration, excise, real property transfer, recordation, value added and other similar Taxes and all recording or filing fees, notarial fees and other similar costs (including any interest or additions thereto, penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) and (ii) Seller shall be responsible for one hundred percent (100%) of the amount of any Transfer Taxes in excess of $200,000 in the aggregate. The party customarily responsible under applicable Law shall file all necessary Tax Returns with respect to Transfer Taxes, and the non-preparing party shall cooperate in duly and properly preparing, executing, and filing any certificates or other documents required to be filed in connection with such Transfer Taxes.
Section 6.09 Apportionment of Taxes. All real property Taxes, personal property Taxes and other ad valorem Taxes and similar obligations levied with respect to the Business or the Purchased Assets for any Straddle Period shall be apportioned between Seller and Buyer as of the Closing based on the number of days of such Pre-Closing Tax Period and the number of days of

Exhibit 10.37

such taxable period after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Seller shall pay to Buyer its ratable portion of any such Taxes no later than ten (10) Business Days prior to the date such amounts are due.
Section 6.10    Further Assurances; Wrong Pockets; Misdirected Mail; Refunds and Remittances.
(a)Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as the other party may reasonably request to carry out or evidence the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the foregoing, upon the written request of Buyer, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause third parties possessing any Purchased Assets to promptly deliver such Purchased Assets to Buyer. Buyer shall, and shall cause its Affiliates to, execute and deliver such further instruments of assumption and take such additional action as Seller may reasonably request to effect, consummate, confirm or evidence the transactions contemplated hereby, or to otherwise carry out the purposes of this Agreement.
(b)Without limiting the generality of the foregoing, if at any time following the Closing it becomes apparent that any Purchased Asset or Assumed Liability that should have been transferred to Buyer pursuant to this Agreement was not so transferred, or any asset unrelated to the Purchased Assets or any Excluded Liability was inadvertently transferred to Buyer, Seller shall, and shall cause its Affiliates to, or Buyer shall, and shall cause its Affiliates to, as applicable, in each case as promptly as practicable: (A) transfer all rights, title and interest in such asset or liability to Buyer or as Buyer may direct, or to Seller or as Seller may direct, as applicable, in each case for no additional consideration; and (B) hold its right, title and interest in and to such asset or liability in trust for the applicable transferee until such time as such transfer is completed.
(c)Effective upon the Closing Date, Buyer shall have the right to receive and open all mail, packages and other communications addressed to Seller, and Seller agrees to deliver promptly to Buyer any such mail, packages or other communications received directly or indirectly by Seller that relate to the Business, the Purchased Assets or the Assumed Liabilities. Buyer shall promptly deliver to Seller all mail, packages and other communications received by it that relates to Seller, but does not relate to the Business, the Purchased Assets or the Assumed Liabilities.
After the Closing, (i) if Seller or any of its Affiliates receive any funds or other amount that relates to a Purchased Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller shall promptly remit, or shall cause to be remitted, such amount to Buyer to the extent relating to such Purchased Asset, and (ii) if Buyer or any of its Affiliates receive any funds or other amount that relates to an Excluded Asset or is otherwise properly due and owing to Seller or any of its Affiliates in accordance with the terms of this Agreement, Buyer shall promptly remit, or shall cause to be remitted, such amount to Seller to the extent relating to such Excluded Asset.

Exhibit 10.37

(d)Following the Closing, to the extent permitted by applicable Law, Seller shall, and shall cause its Affiliates to, on an ongoing basis, promptly provide Buyer with information relating to any requests by individuals to exercise their rights under applicable Privacy Laws, including but not limited to requests to: (i) opt out of the sale or sharing of Personal Data;
(ii) opt out of the Processing of Personal Data for purposes of targeted advertising; and (iii) opt out of or limit the use or disclosure of “sensitive personal information” (as such term or any functionally equivalent term is defined under applicable Privacy Laws). Such information shall be provided in a manner and format sufficient to enable Buyer to comply with such requests in accordance with applicable Privacy Laws.
Section 6.11    Comingled Contracts.
(a)After the Closing and continuing through the 12-month anniversary of the Closing Date, Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Affiliates to, cooperate with each other and shall use their commercially reasonable efforts to cause the Comingled Contracts to be replaced with separate Contracts (the “Replacement Contracts”) that provide that Buyer receives contract rights and obligations under the Replacement Contracts that are substantially similar to those contract rights and obligations under the Comingled Contracts utilized by Seller in the conduct of the Business prior to the Closing, and the terms of each Replacement Contract shall be on terms reasonably acceptable to Buyer and no Replacement Contract shall be entered into without the consent of Buyer.
(b)Buyer and Seller shall cooperate and promptly provide each other with reasonable assistance in effecting such separation of the Comingled Contracts for a period commencing on the Closing Date and continuing through the 12-month anniversary of the Closing Date. If a Comingled Contract exists after the Closing, then, until any such Comingled Contract is separated, to the extent permissible under Law and under the terms of such Comingled Contract, Buyer and Seller shall, or shall cause its Affiliates to, (i) assume and perform the Liabilities under such Comingled Contract relating to its business or the businesses of its Affiliates (and shall promptly reimburse the other party for any expenses relating thereto incurred by the other party or its Affiliates), (ii) hold in trust for the benefit of the other party, and shall promptly forward to the other party, any monies or other benefits received pursuant to such Comingled Contract relating to the business of the other party (or the business of its Affiliates) and (iii) use commercially reasonable efforts to institute alternative arrangements intended to put the parties in a substantially similar economic position as if such Comingled Contract were separated as described above; provided, that, notwithstanding the foregoing, following the Closing, (x) Buyer and its Affiliates, and Seller and its Affiliates, shall not renew, or permit the automatic renewal of, any Comingled Contract without the prior written consent of Seller or Buyer, as applicable, and, if any such Comingled Contract is scheduled to expire, Seller shall notify Buyer reasonably in advance of such expiration and obtain Buyer’s direction regarding renewal, and (y) Buyer and its Affiliates, and Seller and its Affiliates, shall not terminate or cancel any Comingled Contract without the prior written consent of Seller or Buyer, as applicable.
With respect to Liabilities under or resulting from a given Comingled Contract, such Liabilities shall, unless otherwise allocated pursuant to this Agreement, be allocated from time to time between Seller, on the one hand, and Buyer, on the other hand, as the case may be, based on the relative proportions of total benefits received (to the extent the Liabilities relate

Exhibit 10.37

to a specific period, over such period, and otherwise over the term of such Comingled Contract, measured up to the date of the allocation, without duplication) by Seller, on the one hand, or Buyer, on the other hand, under such Comingled Contract. Notwithstanding the foregoing, each party shall be solely responsible for any and all Liabilities to the extent arising out of or relating to such party’s (or its Affiliates’) breach of such Comingled Contract. Buyer shall promptly reimburse Seller for any such Liabilities in respect of such Comingled Contract that are the responsibility of Buyer under this Section 6.11.
Section 6.12    Insurance.
(a)From and after the Closing, until the sixth (6th) anniversary thereof, and solely to the extent permitted under (i) the terms and conditions of all applicable insurance policies and (ii) applicable Laws, notwithstanding anything to the contrary in this Agreement, (a) Buyer and Seller shall be entitled to seek from the applicable insurers the benefit of coverage under any of Seller’s insurance policies in effect at or before Closing that are occurrence-based (excluding any “claims-made” policies and all self-insurance programs) with respect to the Business, the Purchased Assets or the Assumed Liabilities to the extent arising out of or relating to acts, facts, occurrences, circumstances or omissions occurring prior to the Closing (“Pre-Closing Occurrences”), (b) with respect to claims that are known by Seller prior to the Closing or pending prior to the Closing and arising from Pre-Closing Occurrences under any Claims-Based Policies, after the Closing, Buyer shall be entitled to seek from the applicable insurers the benefit of coverage under any of Seller’s insurance policies that are claims-made insurance policies (“Claims-Based Policies”), and in each case under the foregoing clauses (a) and (b), Seller hereby authorizes Buyer to make claims in respect of such Pre-Closing Occurrences (such claims, “Permitted Insurance Claims”) to the applicable insurance providers to the extent permitted under such insurance policies, and where not permitted, agree, upon receipt of a written request by Buyer, to make such Permitted Insurance Claim on Buyer’s behalf as promptly as reasonably practicable following such time as Seller receives the information necessary to make such claim.
(b)With respect to any Permitted Insurance Claims duly made pursuant to Section 6.12(a), (i) if Buyer is submitting any such claim, Buyer shall provide Seller with reasonable advance notice prior to making such claim, (ii) Buyer shall, and shall cause its Affiliates to, comply with the terms of the applicable insurance policy, (iii) if Seller or its Affiliates receives any payments in respect of any such claim, they shall pay, or cause to be paid, such payment to Buyer, and (iv) any reasonable and documented out-of-pocket costs or expenses incurred in connection with the making of such claim (including costs or expenses reasonably incurred by Seller) shall be the sole and exclusive responsibility of Buyer.
Section 6.13    Non-Competition; Non-Solicitation.
(a)For a period of five (5) years following the Closing, Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any person, entity or contractual arrangement:
engage in any business anywhere in the world that manufactures, produces or supplies products or services that are competitive with the kind manufactured, produced, provided or supplied by the Business at the Closing (“Competing Business”),

Exhibit 10.37

or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to any Person engaged in a Competing Business, in each case with respect to the Competing Business;
(i)solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Transferred Employee; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Transferred Employee (provided, that such publication is not undertaken as a means to circumvent the restrictions contained in this Section 6.13(a)(ii), or to otherwise conceal a breach of this Section 6.13(a)(ii) and the relevant Transferred Employee responded to such advertisement on their own accord, without any prompting or involvement from Seller or its Affiliates) or (B) Seller or any of its Affiliates from soliciting, recruiting or hiring any Transferred Employee who has ceased to be employed or retained by Buyer or any of its Affiliates for at least twelve (12) months;
(ii)solicit Competing Business from any customer of Seller, Buyer or any of their Affiliates (a “Customer”) or refer Competing Business from any Customer to any enterprise or business or be paid commissions based on Competing Business sales received from any Customer by any enterprise or business; provided, that the foregoing shall not prohibit any referral of business by Seller to Buyer (for the avoidance of doubt, nothing in this Section 6.13(a)(iii) shall in any way restrict Seller with respect to non-
Competing Business); or
(iii)disparage Buyer or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of the Business, Buyer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.
(b)In the event of a merger, consolidation or sale of substantially all of Seller’s business (a “Seller Change in Control”), the restrictions set forth in Section 6.13(a)(i) and (iii) shall not apply to any Competing Business of the third party that is the acquirer in such Seller Change in Control or to any Competing Business of the Affiliates of such third party (other than Seller and its pre-existing controlled Affiliates) (collectively, the “Acquiring Parties”) that exist prior to the closing of such Seller Change in Control (“Pre-Existing Competing Business”), provided, that none of Buyer’s confidential information is used by such Acquiring Parties in connection with the Pre-Existing Competing Business other than as authorized in writing, directly or indirectly, by Buyer or any of its Affiliates.
(c)Seller acknowledges that the covenants of Seller set forth in this Section
6.13 are an essential element of this Agreement and that any breach by Seller of any provision of this Section 6.13 will result in irreparable injury to Buyer. Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 6.13 are reasonable and proper to protect the legitimate interest of Buyer.

Exhibit 10.37

(d)If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 6.13 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement. If, in any Action, a court shall refuse to enforce all of the separate covenants of this Section 6.13 because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such Action, shall be deemed eliminated, for the purposes of such Action, from this Agreement.
Section 6.14    Apportionment of Revenue; Accounts Receivable.
(a)Apportionment of Revenue.
(i)Buyer and Seller shall cooperate in preparing and delivering invoices to all third parties to which Business Revenue for the month in which the Closing occurs (the “Closing Month”) is applicable in accordance with the historical policies and practices of the Business. Business Revenue for the Closing Month shall be apportioned between Seller and Buyer on a pro-rata time basis by reference to, for Seller, the number of days in such Closing Month before and including the Closing Date and, for Buyer, the number of days in such Closing Month after, but excluding, the Closing Date, except where particular receipts clearly relate to periods before or after the Closing Date, in which case such receipts shall be allocated accordingly. In the event that, subsequent to the Closing, Buyer or an Affiliate of Buyer receives any payments from any obligor with respect to Seller Business Revenue, then Buyer shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to Seller. In the event that, subsequent to the Closing, Seller or any of its Affiliates receive any payments from any obligor with respect to Buyer Business Revenue, then Seller shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to Buyer.
(ii)In connection with the apportionment of the Business Revenue, Buyer will provide to Seller a written report setting forth in reasonable detail Buyer’s good faith calculation of the Business Revenue, Buyer Business Revenue and Seller Business Revenue attributable to each third party arising from the operation of the Business during the Closing Month, together with reasonable supporting evidence and details underlying such calculations, within thirty (30) days after the last day of the Closing Month, and Buyer shall respond as soon as reasonably practicable to follow-up inquiries by Seller regarding the information provided by or on behalf of Buyer in such report.
Accounts Receivable. The parties acknowledge and agree that all Accounts Receivable outstanding on the Closing Date shall remain the property of Seller or its Affiliates and shall be collected by Seller or its Affiliates subsequent to the Closing. In the event that, subsequent to the Closing, Buyer or an Affiliate of Buyer receives any payments from any obligor with respect to an Account Receivable, then Buyer shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to Seller. In the event that, subsequent to the Closing, Seller or any of its Affiliates receive any payments from any obligor with respect to an account receivable owed by a third party to Buyer or any of its Affiliates arising from operation of the Business after

Exhibit 10.37

the Closing Date, then Seller shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to Buyer. In the case of the receipt by Seller of any payment from any obligor of both Seller and Buyer, then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Seller with the excess, if any, remitted to Buyer.
Section 6.15    Seller Waiver and Release.
(a)Effective as of the Closing, Seller, on Seller’s own behalf and on behalf of Seller’s past and present Affiliates, agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through Seller (each, a “Seller Releasing Party”), hereby absolutely, unconditionally and irrevocably releases and forever discharges Buyer and its Affiliates and each of Buyer’s and its Affiliates’ past and present directors, managers, members, shareholders, officers, employees, agents, attorneys, representatives, successors and assigns, from any and all claims (including any derivative claim on behalf of any Person), Actions, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, claims and demands arising out, relating to, against or in any way connected with the Business or the Purchased Assets arising prior to the Closing, whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that the foregoing release does not extend to, include, restrict or limit in any way any claims, rights or remedies under this Agreement or any of the Transaction Documents. Effective as of the Closing, the Seller Releasing Parties expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims referenced in the foregoing release. Without limiting the generality of the foregoing, each Seller Releasing Party waives all rights under, and acknowledges and agrees that it has read and understands and has been fully advised by its attorneys as to the contents of, Section 1542 of the Civil Code of the State of California, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
(b)Each Seller Releasing Party understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Seller Releasing Party acknowledges that Buyer will be relying on the waiver and release provided in this Section 6.15 in connection with entering into this Agreement and that this Section 6.15 is intended for the benefit of, and to grant third-party rights to Buyer and its Affiliates to enforce this Section 6.15.
Section 6.16 Release of Encumbrances. In connection with the Closing, Seller shall provide Buyer with releases, termination statements or satisfactions, as applicable, as to all Encumbrances on the Purchased Assets (other than Permitted Encumbrances).
Section 6.17    Notification of Certain Events.

Exhibit 10.37

(a)XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
(i)XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
(ii)XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
(b)XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
Section 6.18 Financial Statements. From and after the date of this Agreement until the earlier of (x) the Closing and (y) the valid termination of this Agreement in accordance with its terms, Seller shall deliver to Buyer, within fifteen (15) days after the end of each calendar month after the date hereof, unaudited financial statements consisting of the balance sheet of the Business as of such month end, and the related statements of income for the portion of the year then ended.
ARTICLE VII
AGREEMENTS PERTAINING TO THE PARENT STOCK
Section 7.01 Restrictions on Parent Stock. The Parent Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The Parent Stock to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless
(A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (B) an exemption from such registration exists and Parent receives an opinion of counsel to Parent’s transfer agent, which counsel and opinion are reasonably satisfactory to Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws. The Parent Stock issued hereunder shall, if certificated, bear an appropriate legend (or if held in book entry form, will be noted) with respect to such restrictions.
Section 7.02 Shelf Registration. Parent shall use reasonable best efforts to promptly file with the SEC (x) following the Closing (and in any event, within three (3) Business Days following the Closing Date), if an Investor Questionnaire has been delivered on or prior to the Closing, or
(y) if an Investor Questionnaire has not been delivered on or prior to the Closing, promptly after

Exhibit 10.37

Parent’s receipt of a completed Investor Questionnaire (and in any event, within three (3) Business Days of receipt of such Investor Questionnaire) acceptable to Parent in its sole discretion, and, if not declared effective immediately upon filing, use commercially reasonable efforts to cause to be declared effective as soon as reasonable practicable after filing, a shelf registration statement on Form S-3 (including any amendments or supplements, the “Registration Statement”) and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act covering the resale on a continuous basis of all of the Registrable Securities. Such Registration Statement shall be an “automatic resale registration statement” as defined pursuant to Rule 462(e) if Parent so qualifies. For so long as Registrable Securities remain Registrable Securities, Parent shall use commercially reasonable efforts to prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement or such supplements to the Prospectus, as may be reasonably requested by Seller or as may be required by the rules, regulations or instructions applicable to the Registration Statement or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective. Notwithstanding the foregoing, upon giving written notice to Seller (which notice shall not disclose to Seller any material non-public information), Parent shall be entitled to delay or suspend the filing or effectiveness of any Registration Statement or any amendment thereto or suspend Seller’s use of any Prospectus or any supplement thereto if Parent determines in good faith in its sole discretion that the filing or maintenance of a Registration Statement would, if not so deferred, (a) require Parent to disclose material information that would not otherwise be required to be disclosed at that time, (b) adversely interfere with, or jeopardize the success of, any material financing, acquisition, corporate reorganization or merger or other material transaction or event involving Parent or (c) otherwise have a material adverse effect on Parent; provided that Parent may not delay the filing or effectiveness of, or suspend, any Registration Statement for longer than ninety (90) consecutive calendar days or in excess of one hundred and twenty (120) days in any consecutive 12-month period.
Section 7.03 Information Requirements. As a condition to its obligations under Section 7.02, Parent may require Seller, as a holder of Registrable Securities as to which any registration is being effected, to (i) furnish Parent with such information regarding Seller that is necessary to satisfy the disclosure requirements relating to the registration and the distribution of such securities under the Securities Act and the rules and regulations promulgated thereunder as Parent may from time to time reasonably request in writing and (ii) promptly notify Parent in writing of any changes in the information set forth in the applicable Registration Statement after it is prepared regarding Seller as a holder of Registrable Securities. None of the information supplied (or to be supplied) by or on behalf of any of Seller as a holder of Registrable Securities for inclusion or incorporation by reference in the applicable Registration Statement or Prospectus will, at the time the Registration Statement is declared effective under the Securities Act (or with respect to any post effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. For the purposes of this Section 7.03, a “holder of Registrable Securities” refers solely to a holder of Registrable Securities as of or following the Closing Date. Any information required by Buyer under this Section 7.03 shall be delivered by from Seller within five (5) days after the

Exhibit 10.37

date hereof in order to ensure compliance with the required filing requirements set forth under Section 7.02.
ARTICLE VIII CONDITIONS TO CLOSING
Section 8.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(b)Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 of the Disclosure Schedules and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to on Schedule 6.04, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.
Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of Seller in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.09 (Sufficiency of Assets) and Section 4.19 (Brokers) (collectively, the “Seller Fundamental Representations”) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The other representations and warranties of Seller set forth Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or Material Adverse Effect set forth therein) as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.
Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

Exhibit 10.37

(b)Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).
(c)Since the date of the Agreement, there has not been any event (or events) that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.
(d)XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
(e)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, (i) certifying that each of the conditions set forth in Section 8.02(a), Section 8.02(b), Section 8.02(d) and Section 8.02(e) have been satisfied, and (ii) certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby (the “Seller Closing Certificate”).
Section 8.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a)Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers) (collectively, the “Buyer Fundamental Representations”) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The other representations and warranties of Buyer set forth Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

Exhibit 10.37

(b)Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents set forth in Section 3.02(b).
(c)Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied, (the “Buyer Closing Certificate”).
ARTICLE IX TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Seller and Buyer;
(b)by Buyer by written notice to Seller if:
(i)Buyer is not then in material breach of any provision of this Agreement and Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform would give rise to the failure of a condition specified in Section 8.01 or Section 8.02 and such breach, inaccuracy or failure cannot be cured by Seller on or prior to the date that is sixty (60) days following the date of this Agreement (the “Outside Date”);
(ii)any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(iii)XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
(c)by Seller by written notice to Buyer if:
(i)Seller is not then in material breach of any provision of this Agreement and Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03 and such breach, inaccuracy or failure cannot be cured by Buyer by the Outside Date; or
(ii)any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

Exhibit 10.37

by Buyer or Seller in the event that:

Exhibit 10.37

(i)there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)Section 6.05, Section 6.07, this Article IX and Article X hereof shall survive and remain in full force and effect and the parties shall remain bound by and continue to be subject to the provisions thereof; and
(b)that nothing in this Agreement shall relieve any party hereto from liability for any willful breach of any provision hereof where such breach was the proximate cause of the termination.
ARTICLE X MISCELLANEOUS
Section 10.01 Survival. Buyer and Seller, intending to modify any applicable statute of limitations, agree that all representations and warranties in this Agreement shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter, such that no Proceeding or claim for breach of any such representation or warranty may be brought with respect thereto after the Closing, and there shall be no Liability on the part of either Buyer or Seller or any of their respective Affiliates in respect thereof; provided, however, that, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or in any Transaction Documents shall limit, release, or be deemed to be a waiver of any claims or rights in the event of actual and intentional fraud in the making of the representations and warranties contained in this Agreement or any other Transaction Document. Unless otherwise indicated, the covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing in accordance with their terms until they have been performed or satisfied, and if no term is specified, then for the applicable statute of limitations, and nothing in this Section
10.01 will be deemed to limit any right or remedy of any Person for breach of any such surviving covenant or agreement (with it being understood that nothing herein will limit or affect Buyer’s Liability for the failure to pay any amounts payable by it (in whole or in part) as and when required by this Agreement).
Section 10.02 Expenses. Except as otherwise expressly provided herein (including Section 6.08 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Exhibit 10.37

Section 10.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):
If to Seller:

Exhibit 10.37

with a copy to:

If to Buyer:

with a copy to:

675 Ponce de Leon Ave NE Suite 4100
Atlanta, GA 30308
Email: legalnotices@cardlytics.com Attention: Legal Department

Cooley LLP
500 Boylston Street, 14th Floor Boston, MA 02116-3736
Attention: Miguel J. Vega Email: mvega@cooley.com

PAR Technology Corporation 8383 Seneca Turnpike
New Hartford, New York 13413
Attention: Cathy King, Chief Legal Officer and Corporate Secretary Email: cathy_king@partech.com

Gibson, Dunn & Crutcher LLP 200 Park Avenue
New York, NY 10166 Attention: Christopher Lang Email: clang@gibsondunn.com
Section 10.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” “including” and words of similar import shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this

Exhibit 10.37

Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.07 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that

Exhibit 10.37

waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).
Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof

Exhibit 10.37

or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. The parties acknowledge and agree that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court as specified in Section 10.11, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.13 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 10.14 Disclosure Schedule. The Disclosure Schedules will be arranged to correspond to the representations and warranties in Article IV of this Agreement, and the disclosure in any portion of the Disclosure Schedules shall qualify the corresponding provision in Article IV and any other provision of Article IV to which it is reasonably apparent on its face from such disclosure that such disclosure relates. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication to any third party that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.
Section 10.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 10.16 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal Proceeding based on, in respect of or by reason of the transactions contemplated hereby. Nothing contained in this Agreement shall limit any claims or rights in the event of actual and intentional fraud in the making of the representations and warranties contained in this Agreement or any other Transaction Document.
Section 10.17 No Other Representations; Non-Reliance of Seller. Seller acknowledges and agrees that, on behalf of itself and its Affiliates, (a) except for the representations and warranties expressly set forth in Article V or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement, neither Parent nor Buyer nor any of their respective Representatives or any other Person makes, or has made, any representation or warranty, whether written or oral,

Exhibit 10.37

expressed or implied, statutory or otherwise relating to Parent, Buyer or its or their businesses or operations or otherwise in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby (and any such representation or warranty is hereby expressly disclaimed by Parent and Buyer), and none of Seller nor any of its Affiliates are relying on or will rely on any such representation or warranty and (b) the only representations and warranties that Seller and its Affiliates relied on in connection with the transactions contemplated by this Agreement and the Transaction Documents are those representations and warranties expressly set forth in Article V or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement.
Section 10.18 No Other Representations; Non-Reliance of Buyer and Parent. Buyer and Parent each acknowledges and agrees that, on behalf of itself and its Affiliates, (a) except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by or on behalf of Seller pursuant to this Agreement, neither Seller nor any of its respective Representatives or any other Person makes, or has made, any representation or warranty, whether written or oral, expressed or implied, statutory or otherwise relating to Seller or its or their businesses or operations or otherwise in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby (and any such representation or warranty is hereby expressly disclaimed by Seller), and none of Buyer, Parent nor any of their Affiliates are relying on or will rely on any such representation or warranty and (b) the only representations and warranties that Buyer, Parent and their Affiliates relied on in connection with the transactions contemplated by this Agreement and the Transaction Documents are those representations and warranties expressly set forth in Article IV or in any certificate delivered by or on behalf of Seller pursuant to this Agreement.
Section 10.19 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.
(a)Buyer waives and shall not assert, and agrees to cause its Affiliates to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the Transaction Documents or the transactions contemplated hereby, by any legal counsel currently representing Seller or any of its Affiliates in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby (the “Current Representation”).
(b)Buyer waives and shall not assert, and agrees to cause its Affiliates to waive and to not assert, any attorney-client privilege solely to the extent inherited as a result of the transactions contemplated by this Agreement with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation prior to the Closing Date in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or any of its Affiliates, it being the intention of the parties hereto that all rights to attorney-client privilege and to control such attorney-client privilege shall be retained by Seller.
The attorney-client privilege, attorney work product protection and expectation of client confidence arising from the transactions contemplated hereby prior to the

Exhibit 10.37

Closing, and all information and documents covered by such privilege or protection, will belong to and be controlled by Seller and may be waived only by Seller, and not Buyer, and will not pass to or be claimed or used by Buyer; provided, that Buyer may assert the privilege against a third party.
(c)Buyer agrees to take, and to cause its respective Affiliates to take, all steps reasonably necessary to implement the intent of this Section 10.19.
[Remainder of Page Intentionally Left Blank]

Exhibit 10.37

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
CARDLYTICS, INC.

By     Name: Amit Gupta
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit 10.37

DB SUB, LLC

By     Name: Jake Kiser
Title: President

[Signature Page to Asset Purchase Agreement]

Exhibit 10.37

PAR TECHNOLOGY CORPORATION
By     Name: Savneet Singh
Title: Chief Executive Officer & President

[Signature Page to Asset Purchase Agreement]

Exhibit 10.37

EXHIBIT A
ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit 10.37

EXHIBIT B
ASSIGNMENT AND ASSUMPTION OF LEASE

Exhibit 10.37

Exhibit C
FORM OF CONSENT TO ASSIGNMENT

Exhibit 10.37

EXHIBIT C
INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

Exhibit 10.37

EXHIBIT D TRANSITION SERVICES AGREEMENT

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EXHIBIT E INVESTOR QUESTIONNAIRE